SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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Nationwide Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2005

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215-2220

Dear Nationwide Financial Services, Inc. Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Nationwide Financial Services, Inc. on May 4, 2005. The meeting will begin at 1:30 p.m. at the home office of Nationwide Financial Services, Inc. located at One Nationwide Plaza, Columbus, Ohio 43215-2220.

Included with this letter are the official Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy. The matters listed in the Notice of Annual Meeting of Shareholders are described in detail in the Proxy Statement.

The vote of every shareholder is important. Please sign, date and promptly return your proxy to us by mail in the enclosed postage paid envelope. Alternatively, you may vote your proxy by telephone or via the Internet instead of mailing the proxy card. Please refer to the proxy card for voting instructions. Our Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,

/s/ W.G. Jurgensen

W.G. Jurgensen

Chief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 28, 2005

To the Shareholders of Nationwide Financial Services, Inc.:

The Annual Meeting of Shareholders of Nationwide Financial Services, Inc. will be held at 1:30 p.m. on May 4, 2005, at One Nationwide Plaza, Columbus, Ohio 43215-2220, for the following purposes:

1. Elect the Class II directors to serve until the expiration of their terms and until their successors are elected;

2. Ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2005; and

3. Transact such other business as may properly come before the Annual Meeting of Shareholders, or any adjournments thereof.

The Board of Directors has set March 7, 2005 as the record date for the Annual Meeting of Shareholders. Shareholders of record at the close of business on March 7, 2005 are entitled to vote on the matters submitted to a vote at the Annual Meeting of Shareholders. At least ten (10) days prior to the Annual Meeting of Shareholders, a complete list of shareholders entitled to vote at the Annual Meeting of Shareholders will be available for examination in our Secretary’s office during ordinary business hours.

By Order of the Board of Directors,

/s/ Thomas E. Barnes
Thomas E. Barnes
Vice President—Assistant to the CEO
and Secretary

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Nationwide Financial Services, Inc. (which we refer to as “NFS” or the “Company”) to be voted at our Annual Meeting of Shareholders to be held on May 4, 2005, and at any adjournments of the meeting.

General Information About the Meeting and Voting

Q:	Where and when is the Annual Meeting of Shareholders?

A:	The Annual Meeting of Shareholders will be held at our home office at One Nationwide Plaza, Columbus, Ohio 43215-2220 on May 4, 2005, at 1:30 p.m.

Q:	Who is receiving this mailing?

A:	Shareholders of record at the close of business on March 7, 2005 are entitled to receive this Notice of Annual Meeting of Shareholders and Proxy Statement. We mailed this Notice of Annual Meeting of Shareholders, Proxy Statement, proxy card and a copy of our Annual Report to Shareholders (which includes our Annual Report on Form 10-K) for the year ended December 31, 2004, to shareholders of record as of March 7, 2005 on or about March 28, 2005.

Q:	Who will pay for this proxy solicitation?

A:	The Company will pay the cost of soliciting proxies.

Q:	Will I receive proxy solicitations by other means?

A:	In addition to this mailing, directors, officers and employees of NFS also may solicit proxies in person, by telephone, or by other means of communication. Our employees will not receive additional compensation for soliciting proxies, except reimbursement of reasonable out-of-pocket expenses.

We will arrange for custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of record. We will reimburse these individuals for reasonable expenses incurred in connection with forwarding proxy materials.

Q:	Who may vote at the Annual Meeting of Shareholders?

A:	The Board of Directors has set March 7, 2005 as the record date for the Annual Meeting of Shareholders. Individuals and entities holding our Class A or Class B Common Stock as of the close of business on March 7, 2005 are entitled to vote on matters submitted to a vote at the Annual Meeting of Shareholders.

Q:	What proposals will be voted on at the Annual Meeting of Shareholders?

A:	NFS shareholders will be voting to:

♦	elect the Class II directors; and

♦	ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2005.

Q:	What if other matters come up at the Annual Meeting of Shareholders?

A:	The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting of Shareholders. If other matters are properly presented at the Annual Meeting of Shareholders, the proxy holders will vote your shares as they see fit.

Q:	How many votes am I entitled to cast?

A:	The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share. Nationwide Corporation holds all outstanding shares of Class B Common Stock.

Q:	How many shares are outstanding?

A:	At the close of business on March 7, 2005, NFS had 57,249,651 outstanding shares of Class A Common Stock and 95,633,767 outstanding shares of Class B Common Stock. The holders of Class A and Class B Common Stock will vote together as a single class on all proposals submitted to a vote of shareholders.

Q:	Who has a controlling interest and how will they cast their votes?

A:	As of March 7, 2005, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock. This represented approximately 94.4% of the combined voting control of NFS. Therefore, Nationwide Corporation controls the corporate actions that require shareholder approval. Nationwide Corporation has advised NFS that it intends to vote its shares “for” the Class II director nominees and “for” the ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 2005.

Q:	What should I do now in order to vote?

A:	You should read this Proxy Statement, decide how you want to vote on each proposal, and then vote in one of three ways. First, you may return your completed and signed proxy card to NFS by mail in the enclosed postage paid envelope as soon as possible to ensure that your shares will be represented at the Annual Meeting of Shareholders. Second, you may vote by telephone by calling 1-866-540-5760. Third, you may vote electronically via the Internet. The telephone and Internet voting procedures contained on the enclosed proxy card include a control number for you to authenticate that you are a shareholder of record and allow you to vote your shares. Please have your control number available if you call or use the Internet to vote.

Q:	Can I change my vote after I have returned my signed proxy card by mail, voted by telephone or voted via the Internet?

A:	Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the Annual Meeting of Shareholders. First, you may revoke your proxy by written notice to the Secretary of NFS. Second, you may timely submit a new, later dated proxy card or later dated vote by telephone or via the Internet. Third, you may attend the Annual Meeting of Shareholders and vote in person.

If you are a registered shareholder of the Company, you may obtain a new proxy card by contacting Mellon Investor Services at 1-866-541-9688. If you are not a registered shareholder of the Company, you will need to contact your broker to obtain a new proxy card.

Q:	May I vote in person?

A:	If you are a shareholder of record on March 7, 2005 or an individual appointed to be a proxy for a shareholder of record, you may vote in person at the meeting. If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, then you will have to contact that bank, broker or other nominee to obtain their proxy. If you obtain their proxy, you must bring that document with you to the Annual Meeting of Shareholders.

Q:	What if someone does not have discretionary authority to vote?

A:	If a broker or other shareholder of record returns a proxy indicating that they do not have discretionary authority to vote as to a particular matter then we will consider those shares broker non-votes.

Q:	How do I vote if my shares are held in the Nationwide Savings Plan?

A:	If you hold any shares of the Company’s Class A Common Stock in the Nationwide Savings Plan, your completed proxy card will serve as voting instructions to Nationwide Trust Company, FSB, the plan trustee. If you do not return your proxy card (or if you submit it with an unclear vote or with no vote at all), the plan trustee will vote your shares in the same proportion as shares for which instructions were received.

Q:	How many shares must be present to hold the Annual Meeting of Shareholders?

A:	In order for us to properly conduct business at the meeting, a quorum must be present. Under our Amended and Restated Bylaws, a majority of the voting power of NFS Common Stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the meeting. Abstentions occur when a shareholder abstains from voting as to a particular matter.

Q:	How many votes are required to elect the Class II director nominees?

A:	Under Section 216 of the Delaware General Corporation Law and our Amended and Restated Bylaws, directors are elected by a plurality of the votes cast at the meeting. This means that the four nominees who receive the largest number of “for” votes cast will be elected as directors.

In the election of directors, shareholders may cast votes “for” or “withhold” votes. Shareholder votes that are withheld will not be included in the vote and will not affect the outcome.

Q:	How many votes are required to ratify KPMG LLP as independent auditors of the Company for the year ending December 31, 2005?

A:	The proposal to ratify KPMG LLP as independent auditors of the Company for the year ending December 31, 2005 requires that a majority of the shares present in person or by proxy at the Annual Meeting of Shareholders vote “for” this proposal.

Shareholders may cast votes “for,” “against” or “abstain” when voting with respect to the ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 2005.

Q:	What are the voting recommendations of the Board?

A:	The Board is soliciting your proxy and recommends a vote “for”:

♦	each of the Class II directors; and

♦	ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2005.

If you return a properly signed proxy card but do not indicate how your shares should be voted, the proxy holders will vote your shares “for”:

♦	each of the Class II directors; and

♦	ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2005.

Q:	What if I have a question to be asked at the Annual Meeting of Shareholders?

A:	You may ask a question at the Annual Meeting of Shareholders by following the Rules of Conduct established for and distributed at the Annual Meeting of Shareholders.

Q:	What is “householding”?

A:	We have adopted a procedure called “householding,” as permitted under the rules of the Securities Exchange Act of 1934. Under this procedure, a single copy of the Annual Report to Shareholders and Proxy Statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and mailing fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the Annual Report to Shareholders and Proxy Statement was delivered to an address that you share with another shareholder and you desire another copy, at your written or oral request to Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, (614) 677-5331, we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by contacting Mellon Investor Services, either by calling toll free at 1-866-541-9688 or by Internet at http://www.melloninvestor.com. If you revoke your consent to householding, you will receive your individual mailing within 30 days of your revocation notice or at the next scheduled mailing, whichever comes first.

Some brokerage firms have adopted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve directors divided into three classes: I, II and III. At each Annual Meeting of Shareholders, directors of one class will be elected for a three-year term to succeed the directors whose terms are expiring. At this year’s Annual Meeting of Shareholders, four Class II directors will be elected to hold office until the 2008 Annual Meeting of Shareholders and until their successors are elected. Joseph A. Alutto, Donald L. McWhorter, Arden L. Shisler and Alex Shumate are the nominees for Class II directors. Messrs. Alutto, McWhorter, Shisler and Shumate each currently serve as a Class II director of the Company and have agreed to continue to serve if elected.

Information regarding the Class I and Class III directors who will continue in office after the Annual Meeting of Shareholders until the expiration of their terms as well as the nominees for the Class II directors is listed below:

NOMINEES FOR CLASS II DIRECTORS

Name	Age	Director Since	Year Term Will Expire[1]
Joseph A. Alutto	63	May 2002	2008
Donald L. McWhorter	69	February 1997	2008
Arden L. Shisler	63	November 1996	2008
Alex Shumate	54	May 2002	2008

[1]	The year their term will expire if elected at the Annual Meeting of Shareholders in 2005.

CLASS I DIRECTORS

Name	Age	Director Since	Year Term Will Expire
James G. Brocksmith, Jr.	64	April 1997	2007
Keith W. Eckel	58	May 2004	2007
James F. Patterson	63	November 1996	2007
Gerald D. Prothro	62	February 1997	2007

CLASS III DIRECTORS

Name	Age	Director Since	Year Term Will Expire
W.G. Jurgensen	53	May 2000	2006
Lydia M. Marshall	56	February 1997	2006
David O. Miller	66	November 1996	2006
Martha Miller de Lombera	57	August 2003	2006

The Board of Directors recommends that shareholders

vote “FOR” all of the Class II nominees for election as directors.

Biographical Information

Arden L. Shisler has been Chairman of the Board since June 2003, and a director of the Company since November 1996. He has been Chairman of the Board since June 2003, and a director since May 2002 of Nationwide Life Insurance Company (“Nationwide Life”) and Nationwide Life and Annuity Insurance Company (“Nationwide Life and Annuity”). He is a director and Chairman of the Board of Nationwide Mutual Insurance Company (“Nationwide Mutual”), Nationwide Mutual Fire Insurance Company (“Nationwide Mutual Fire”) and Nationwide Corporation. He also serves as trustee for the following registered investment companies: Gartmore Mutual Funds since February 2000 and Gartmore Variable Insurance Trust since July 2000. Mr. Shisler was a consultant to K & B Transport, Inc., a trucking firm in Dalton, Ohio, from January 2003 to December 2004. Previously he was President and Chief Executive Officer of K & B Transport, Inc. from January 1992 to January 2003, and Chief Operating Officer from April 1986 to January 1992.

W.G. Jurgensen has been Chief Executive Officer of the Company since August 2000 and a director of the Company since May 2000. He was Chairman of the Board from January 2001 to June 2003, and Chief Executive Officer-Elect from May to August 2000. He has also been Chief Executive Officer of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity since August 2000, and was Chief Executive Officer-Elect of those companies from May to August 2000. He has been a director of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity since May 2000. He also serves as a director of several other companies within Nationwide, which is comprised of the Company, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates (collectively, “Nationwide”). Previously, he was Executive Vice President of Bank One Corporation, an investment banking and financial services institution, from 1998 to May 2000. Mr. Jurgensen was Executive Vice President of First Chicago NBD Corporation, a financial institution, and Chairman of FCC National Bank, a financial institution, from 1996 to May 1998. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002.

Joseph A. Alutto has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Alutto has been Dean of the Fisher College of Business at The Ohio State University since March 1991. He has been a director of M/I Homes, Inc., a builder of single family homes, since February 2005, and of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992.

James G. Brocksmith, Jr. has been a director of the Company since April 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. Mr. Brocksmith was employed at KPMG LLP for 32 years. He has been a director of Alberto-Culver Company, a manufacturer and marketer of consumer products, since October 2002; a director of Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001; and a director of AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001.

Keith W. Eckel has been a director of the Company since May 2004. He has been a director of Nationwide Mutual and Nationwide Mutual Fire since 1996 and Nationwide Corporation since 1998. Mr. Eckel served as the Chairman of the Board of Allied Group, Inc., a subsidiary of Nationwide Mutual, from May 1999 to May 2004. He is a partner of Fred W. Eckel Sons, a vegetable farming operation, and president of Eckel Farms, Inc. in northeast Pennsylvania.

Lydia M. Marshall has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Ms. Marshall has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since October 2001, and also serves as a director of Scottsdale Insurance Company (“Scottsdale”), a subsidiary of Nationwide Mutual. She has been a director of Seagate Technology, a designer, manufacturer and marketer of hard disc drives, since April 2004. Previously, she was founder, Chair and Chief Executive Officer of Versura Inc., an Internet-based service provider to financial institutions, colleges and universities, from October 1999 to August 2004. She was Managing Director of

Rockport Capital Incorporated, a provider of private equity funds for corporate ventures, from 1997 to October 1999, and Executive Vice President-Marketing of the Student Loan Marketing Association (“Sallie Mae”) from 1993 to 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae, a provider of funds for educational loans, and Citicorp, a provider of banking and financial services.

Donald L. McWhorter has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. McWhorter retired from Banc One Corporation, an investment banking and financial services institution, in April 1995 after serving as President and Chief Operating Officer since April 1992. Previously he was Chairman and Chief Executive Officer of Banc One Ohio Corporation from July 1989 to April 1992. Prior to that time, Mr. McWhorter held other positions with Banc One.

David O. Miller has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002, as well as from April 1985 until May 2001. He served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity and Nationwide Corporation from April 1998 to May 2001. Mr. Miller serves on the boards of directors of several other Nationwide companies. Mr. Miller has been a land and apartment developer since 1962. He has been the President of Owen Potato Farm, Inc. since 1962 and has been a partner of Newark Properties LTD, a real estate development firm, since 2000. Previously, Mr. Miller was a partner of M&M Enterprises, a real estate development firm in Licking County, Ohio, from 1974 to 2001.

Martha Miller de Lombera has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since August 2003. Ms. Miller de Lombera retired from Procter & Gamble in April 2001, where she was Vice President and General Manager of the company’s Latin American North Market Development Organization from 1998 to April 2001. She was employed at Procter & Gamble for 25 years. Ms. Miller de Lombera has been a director of Ryerson Tull, Inc., a North American distributor and processor of metals, since January 2004, and a director of Grupo Aeroportuario del Sureste, S.A. de C.V., an airport operator in southeastern Mexico, since March 2001.

James F. Patterson has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002, as well as from April 1989 until May 2001. He has served as director and Vice Chairman of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 2001. He formerly served as Chairman of the Board of Nationwide Mutual Fire from April 1994 to April 2001. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio since 1964 and has been the President of Patterson Farms, Inc. since December 1991.

Gerald D. Prothro has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Prothro has been Managing Director of IKT Investments, Ltd. since December 2000. Mr. Prothro was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation, a provider of wireless broadband next generation network (NGN) services, from May 1999 to December 2000. Previously, he was Managing Director of IKT, Inc., a consultant to the telecommunications industry, specializing in technology integration and network computing, from July 1998 to May 1999. He retired from International Business Machines (“IBM”) Corporation, an information technology company, in 1998 after nearly 30 years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

Alex Shumate has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Shumate has been a partner of the law firm of Squire, Sanders and Dempsey since February 1988 and Managing Partner of its Columbus office since 1991. He has been a director of Wm. Wrigley Jr. Company, a provider of consumer foods, since 1998.

The listing of Executive Officers and biographical sketches appear in the Company’s Annual Report on Form 10-K for year ended December 31, 2004.

The Board of Directors and its Committees

The full Board of Directors met seven (7) times during 2004. The Board of Directors has the following standing committees: an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Governance Committee (the “Governance Committee”), a Finance Committee (the “Finance Committee”) and an Officer Election Committee (the “Officer Election Committee”). The Governance Committee serves as the nominating committee.

The charters of the Audit Committee, Compensation Committee, Governance Committee, Finance Committee and Officer Election Committee, the Governance Guidelines and other governance documents are posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. They are also available in print, free of charge, to any shareholder who requests from Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331.

Audit Committee

The Audit Committee is a separately designated standing committee of the Board of Directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of four directors, all of whom are independent as defined by the Independence Standards for Directors adopted by the Company’s Board of Directors, the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) listing standards. The purpose of the Audit Committee is to engage and oversee the Company’s independent auditors and to assist the Board of Directors in its oversight of:

♦	the integrity of the Company’s financial statements;

♦	the Company’s compliance with legal and regulatory requirements, including requirements of the SEC and the NYSE;

♦	the qualifications, independence and services of the independent auditors; and

♦	the performance of the Company’s internal auditors and independent auditors.

The Audit Committee operates under a written charter approved by the Board of Directors and set forth in Appendix B of this Proxy Statement. The charter provides that the Audit Committee’s responsibilities fall into five categories of activities as generally described below:

Authority and Committee Governance Activities

The Audit Committee reviews its charter annually and updates it as necessary. It also receives reports from management and the independent auditors as it requests or as is required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the listing standards of the NYSE and the rules of the SEC. It also receives and considers the regular reports of management regarding the establishment, and quarterly and annual assessments of, internal controls and disclosure controls, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls. The Audit Committee meets separately and periodically with management, internal auditors and the independent auditors. It conducts an annual performance self-evaluation.

Engagement and Oversight of Independent Auditors

The Audit Committee appoints (subject to ratification by the shareholders), terminates, compensates and oversees the work of the Company’s independent auditors who report to the Audit Committee. It reviews and approves the scope and plan of the annual audit by the independent auditors. It establishes and annually reviews the Company’s policy regarding engagement of independent audit firms and approves all audit and non-audit services (and related fees) provided by such firms. At least annually, the Audit Committee obtains and reviews a report by the independent auditor describing the firm’s internal quality control review, any peer review of the firm, or any inquiry board investigation by governmental or professional authorities within the preceding five years, as well as any steps taken to deal with any issues raised by such reviews. It also reviews any audit problems or difficulties with management’s response with the Company’s independent auditors, sets hiring policies for the Company’s employment of current or former employees of the independent auditor and monitors the required rotation of the independent auditor lead engagement and review partners.

Oversight of Financial Reporting Activities

The Audit Committee meets to (i) review and discuss the annual audited consolidated financial statements and quarterly unaudited consolidated financial statements with management and the independent auditors, including review of the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, and (iii) timely review, with management and the independent auditors, the audit of the Company’s financial statements.

Oversight of Internal Audit Function

The Audit Committee ensures that the Company establishes and maintains an effective internal audit function, and considers and reviews with management any significant findings, management’s responses thereto, and the adequacy of the Company’s internal controls.

Other Activities

The Audit Committee may engage and compensate independent counsel and other advisers as its deems necessary to carry out its duties; discusses policies with respect to risk assessment and risk management; reviews with management the results of the Company’s monitoring of compliance with the conflict of interests policy, waivers of that policy and required disclosure of such waivers; and reviews management’s assessment of legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators. The Audit Committee regularly reports its actions to the Board of Directors.

Ms. Marshall and Messrs. Brocksmith, Eckel and Prothro are the members of the Audit Committee. Currently, Mr. Brocksmith serves on the board of directors and audit committee of three other public companies. The Company’s Governance Guidelines provide that no director may serve on the board of directors of more than three other public companies or the audit committees of more than two other public companies unless the Board of Directors of the Company concludes that such service will not impair the ability of such director to serve on the Board of Directors or Audit Committee of the Company. The Board of Directors has determined that such service will not impair his ability to effectively serve on the NFS Audit Committee.

Mr. Brocksmith, who is independent under the NYSE listing standards, has been designated by the Board of Directors as an audit committee financial expert within the meaning of the SEC rules. The Board of Directors has concluded that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee met ten (10) times during 2004. For more information regarding the activities of the Audit Committee, see the Audit Committee Report later in this Proxy Statement.

Compensation Committee

The Compensation Committee consists of four directors, all of whom are independent as defined by the NYSE listing standards and the Independence Standards for Directors adopted by the Company’s Board of Directors. The Compensation Committee’s primary purpose is to discharge the responsibilities of the Board of Directors as they relate to the compensation of the Company’s executive officers. The Compensation Committee also carries out the

Board’s oversight responsibilities by reviewing the human resources, compensation and benefit practices and provides an annual report on executive compensation for inclusion in the annual proxy statement.

The Compensation Committee operates under a written charter approved by the Board of Directors. The charter provides that the Compensation Committee’s duties include, among other things:

♦	oversight and review of the Company’s human resources programs for directors, executive officers and employees of the Company; and

♦	responsibility for approval of incentive and equity compensation plans and plan awards under incentive and equity compensation plans for certain officers and the executive officers of the Company, including those named in the Summary Compensation Table.

The Compensation Committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within the Compensation Committee’s scope of responsibilities.

Messrs. Brocksmith, McWhorter, Miller and Prothro are the members of the Compensation Committee. The Compensation Committee met six (6) times during 2004.

Governance Committee

The Governance Committee consists of five directors, all of whom are independent as defined by the NYSE listing standards and the Independence Standards for Directors adopted by the Company’s Board of Directors. The Governance Committee’s primary purposes are to:

♦	assist the Board in fulfilling its responsibilities by reviewing and developing governance guidelines, structures and processes of the Board of Directors and the Company, and recommend to the Board of Directors appropriate changes from time to time;

♦	identify potential board members and recommend candidates to the Board of Directors for nomination for election as directors at the Annual Meeting of Shareholders; and

♦	lead the Board of Directors in its annual review of the Board of Directors’ performance.

The Governance Committee operates under a written charter approved by the Board of Directors. The charter provides that in meeting its responsibilities, the Governance Committee, among other things:

♦	reviews and recommends appropriate changes in the guidelines, structure and processes of the Board of Directors related to the governance of the Board of Directors and the Company;

♦	reviews nominations and recommends candidates for director, after evaluating the needs of the Board of Directors, including the need for additional or different skills and experience, as well as geographical, racial, ethnic or other diversity needs;

♦	recommends and implements an evaluation process and developmental plan for the Board of Directors; and

♦	conducts an annual performance self-evaluation.

The Governance Committee has the sole authority to retain and terminate any search firm to identify director candidates and has the power to retain independent counsel, auditors or others to assist it in the conduct of any investigation into matters within the Governance Committee’s scope of responsibilities.

The Governance Committee has recommended and the Board has adopted a policy with respect to consideration of director nominations by shareholders who are entitled to vote in the election of directors of the Company. This policy is also posted on the Company’s website (http://www.nationwidefinancial.com) under the

Corporate Governance subsection of the Investor Relations area of the website. The Policy on Director Nominations provides that recommendations concerning potential candidates may be submitted to the Secretary of the Company by mailing the recommendations to One Nationwide Plaza, 1-38-03, Columbus, Ohio 43215-2220. Any recommendations from shareholders should be accompanied by a detailed résumé of the candidate, a description of his or her relationship to the nominating shareholder and the Company (if any), the consent of the candidate to serve as a director in the event he or she is nominated and elected and a description of the nominating shareholder’s relationship to the Company, including documentation reflecting the number and type of securities owned and the period for which the securities have been held. Recommendations must be received not later than October 31 of each calendar year for consideration in connection with elections to be held at the following year’s Annual Meeting of Shareholders.

Recommended candidates are evaluated based on the criteria set forth in the Company’s Governance Guidelines and Policy Statement Regarding Board Composition and Selection of New Board Members, both of which are also posted on the same area of the Company’s website described above. The process is the same for all nominees, including those recommended by shareholders. Generally, as set forth in the Governance Guidelines, the Governance Committee will recommend candidates for election to the Board of Directors who complement the existing range of experience, expertise and relationships. In addition, candidates must be dedicated to the long-term interests of the Company, its shareholders and customers. The candidate must have the time to carry out all of the duties of a director of the Company and must have the personal skills to be a contributing and productive member of the Board of Directors.

The Policy Statement Regarding Board Composition and Selection of New Board Members contains the process for identifying potential candidates for election to the Board of Directors. The Policy Statement provides that the Governance Committee has the responsibility for recommending a candidate to fill a Board vacancy, but the ultimate decision on the nomination of a candidate is solely that of the Board as a whole. Because of the importance of the Board to the success of the Company, the process by which the Governance Committee decides on its recommendations is of the utmost importance. The Governance Committee has the following responsibilities as part of this process:

♦	The Governance Committee should assess the experience, expertise and business relationships represented by the continuing Board members, in light of the existing and planned businesses of the Company, to determine the skills and background the new Board member should have to complement those of the continuing Board members.

♦	The Governance Committee should actively seek suggestions for possible nominees from interested outside groups, other Board members and senior management, and should consider using executive search firms to assist it in finding candidates with the skills and backgrounds needed.

♦	The Governance Committee should carefully review the résumés of the candidates and seek personal references before recommending a candidate.

♦	The Governance Committee should interview any person it proposes to the Board as a nominee for a vacancy, and should provide an opportunity for the Chief Executive Officer to interview the prospective candidate as well.

♦	The Governance Committee should make its recommendation to the Board in writing, describing the experience, expertise and background of the proposed nominee, and the ways in which he or she will complement the skills and backgrounds represented by the continuing members of the Board.

♦	In light of the importance of the decision, ample time should be allowed for the Board to consider the Governance Committee’s recommendation. The Chief Executive Officer should play an active role in the selection process, but it is the responsibility of the Board, not any individual director or any committee, to make these important decisions.

♦	To help make new Board members as productive as possible quickly, the Governance Committee should instruct management to prepare an orientation program for new Board members, and should periodically review the program to assure its quality and scope.

The Governance Committee has also recommended and the Board has adopted the Nationwide Financial Services, Inc. Procedure for Communications with the Board of Directors, which is also posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The procedure incorporates the SEC’s rules relating to communications between shareholders and boards of directors, and provides a process through which interested parties may submit communications to the Company’s Board of Directors or its individual members. The procedure is described more fully on page 14 in “Additional Governance Policies.”

The Governance Committee will also consider other issues related to corporate governance. Messrs. Brocksmith, McWhorter, Miller, Patterson and Shisler are the members of the Governance Committee. The Governance Committee met five (5) times during 2004.

Finance Committee

The Finance Committee consists of seven directors, none of whom is an officer or employee of the Company. The Finance Committee is responsible for reviewing the investments, significant financial transactions and financial status of the Company. The Board of Directors has approved the written charter of the Finance Committee. Mmes. Marshall and Miller de Lombera and Messrs. Alutto, Prothro, McWhorter, Patterson and Shumate are the members of the Finance Committee, which met four (4) times during 2004.

Officer Election Committee

The Officer Election Committee consists of a single member, W.G. Jurgensen. The Board of Directors has, by resolution, delegated to the Officer Election Committee the authority to elect officers of the Company, other than senior vice presidents and more senior officers and persons who are “officers” within the meaning of Rule 16a-1(f) of the Exchange Act (“Corporate Insiders”). In addition, the Compensation Committee of the Company has, by resolution, delegated to the Officer Election Committee the authority to make certain grants under the Long-Term Equity Compensation Plan to any eligible employees under the plan, other than Corporate Insiders and certain other executive officers, including the authority to grant awards of up to ten thousand shares of Class A Common Stock of the Company per individual employee and to establish and amend, from time to time, the terms of any award agreement of any employee except those described above. The Officer Election Committee acted one time during 2004 to elect officers of the Company.

Governance Guidelines

The Board of Directors of NFS has adopted Governance Guidelines. The Governance Guidelines address the responsibilities, operations and compensation of the Board of Directors. They also provide for an annual self-evaluation of the effectiveness of the Board of Directors and its committees.

The Governance Guidelines address the qualifications for membership on the Board, outlining the process for identifying and selecting candidates for election or re-election to the Board. The goal, as identified in the Governance Guidelines, is to create a board which has, as a whole, the skills and background necessary to help NFS deal with the challenges it faces. The Governance Guidelines provide that directors are not eligible for re-election after attaining age 70. Candidates will be selected so that the Board will have a majority of directors who meet the criteria for independence required by the NYSE listing standards.

The Governance Committee is responsible for annually reviewing with the Board the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. This assessment includes directors’ qualifications as independent, as well as considerations of diversity, age, skills and experience in the context of the needs of the Board.

The Board nominates only those who it believes, after appropriate inquiry, will serve the best long-term interests of the Company. In deciding whether to re-nominate a director, the Board should consider the recommendations of the Governance Committee, as well as the director’s contribution to the Board and to the Company. The Governance Committee should consider all relevant factors, including its own experience in working with the director and the results of a Board self-evaluation process, which the Governance Committee should arrange to be conducted annually. In addition, the Governance Committee must consider the member’s status as an independent director, as defined in the NYSE listing standards mentioned above.

The Governance Guidelines prohibit directors from serving on the boards of directors of more than three other public companies, or on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of the director to serve effectively on the NFS Board of Directors or Audit Committee, as applicable. Any determination by the Board of Directors approving of service on more than three public company audit committees will be disclosed in the annual proxy statement.

Additional Governance Policies

The Board of Directors of the Company has adopted several governance policies reflecting the Governance Committee’s ongoing review of the Company’s governance structures, as well as policies to implement the requirements of Sarbanes-Oxley and the NYSE listing standards. Among the policies adopted by the Board of Directors are processes for:

♦	determining which member(s) of the Audit Committee qualifies as an audit committee financial expert;

♦	conducting the annual evaluation of the effectiveness of the Board of Directors and its committees; and

♦	conducting the annual evaluation of the independence of each Board and committee member pursuant to the Company’s Policy on Director Independence.

The Board of Directors has adopted the Nationwide Code of Conduct and Business Practices (the “Code”), which is posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The Code is available in print, free of charge, to any shareholder who requests it. You may request a copy by contacting Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331. All directors, officers and employees of the Nationwide group of companies are required to adhere to the Code. As required by SEC regulations and the listing standards of the NYSE, the Code contains written standards designed to deter wrongdoing and to promote honest, ethical conduct including ethical handling of conflicts; full, fair, accurate, timely and understandable disclosure in regulatory reports and public communications; compliance with laws, rules and regulations; prompt internal reporting of violations of the Code; and accountability for adherence to the Code. It also contains compliance standards and procedures that facilitate the effective operation of the Code. Any waivers from, or amendments to, the Code for directors and executive officers must be approved by the Board of Directors or a designated Board committee and will be promptly disclosed to the shareholders by posting any waiver on the website listed above.

The Board of Directors of the Company has adopted Independence Standards for Directors of the Company which are attached to this Proxy Statement as Appendix A and posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. These standards contain objective standards that the Board has determined are appropriate. The Company qualifies as a “controlled company”1 under the NYSE listing standards, and therefore is not required to meet the NYSE listing standards that require a majority of the full Board and one hundred percent of the Compensation and Governance Committees be composed of independent directors. The Board of Directors of the

1	A “controlled company” is a company in which more than 50% of the voting power is held by an individual, a group or another company. Nationwide Corporation owns approximately 94.4% of the combined voting control of Nationwide Financial Services, Inc.

Company believes it is good corporate governance to comply with these requirements. The Board, upon recommendation of the Governance Committee, determined the independence of each Board member at its meeting on February 23, 2005 in accordance with the Independence Standards for Directors. The Board determined that ten out of the twelve directors meet the Independence Standards for Directors and have no material relationship with the Company. The following are the independent directors: Mmes. Marshall and Miller de Lombera and Messrs. Shisler, Alutto, Brocksmith, Eckel, McWhorter, Miller, Patterson and Prothro.

The non-management directors of the Company meet in regularly scheduled executive sessions without management. Mr. Shisler, the independent Chairman of the Board, presides over each executive session. Interested parties may make their concerns known to Mr. Shisler or the non-management directors as a group by using the procedures set forth in the Procedure for Communications with the Board of Directors. The procedure requires that interested parties submit concerns or other communications to the Office of Secretary, One Nationwide Plaza, Columbus, Ohio 43215. The Secretary will collect and summarize all communications the Office of Secretary receives and direct the summaries to Mr. Shisler or the non-management board members, as appropriate.

Director Attendance

During fiscal year 2004, each incumbent director attended at least 86% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the period of his or her service as a director or a member of a committee.

It is the policy of the Board of Directors that each of its members should attend the Annual Meeting of Shareholders of the Company unless the absence of a director is unavoidable as a result of a conflict or factor beyond the control of the director. All of the then current directors of the Company were in attendance at the last Annual Meeting of Shareholders.

Director Compensation

Members of the Board of Directors who are employees of the Company or its affiliates are not separately compensated for service on the Board of Directors or any of its committees.

During 2004, directors of the Company who are not employees of the Company or its affiliates received an annual cash retainer of $32,500; a stock retainer consisting of a grant of shares of Class A Common Stock of the Company having a value of $32,500; and a stock option grant valued at $45,000 for service on the Board and its committees. The cash and stock retainers are paid in monthly installments. The Chairman of the Board received a supplemental annual retainer of $40,000, paid one-half in cash and one-half in shares of the Company’s Class A Common Stock, for his additional duties. This supplemental retainer of cash and stock is also paid in monthly installments.

The 2004 stock option grant to the directors of the Company was made on March 2, 2004, and had an exercise price of $38.03, which was equal to the fair market value of the Class A Common Stock on that date. One-third of the options granted become exercisable on each of the first three anniversary dates of the grant and the grants have a ten-year term. The non-employee directors also received a cash meeting fee of $2,250 for each Audit Committee meeting attended, and a meeting fee of $2,000 for each other board or committee meeting attended. Committee chairmen receive an additional $500 per committee meeting attended.

An additional retainer of $15,000 is payable in cash to the members of special committees, if and when such committees are established by the Board of Directors.

Directors may elect annually to defer any or all of their cash compensation for Board service. Amounts deferred earn a return equivalent to the rate of return on selected investment choices offered under the Nationwide Board of Directors’ Deferred Compensation Plan.

Prior to 2002, if a non-employee director of the Board did not receive life, accident, health and dental insurance benefits (“Welfare Benefits”) as a result of service on the board of another Nationwide company, the Company would provide such Welfare Benefits. Effective January 1, 2002, non-employee directors were offered a one-time choice of an annual award of stock options (maximum value $5,000) in lieu of the Welfare Benefits. Non-employee directors who are first elected after September 10, 2001 receive only the stock option grant of $5,000 a year; no Welfare Benefits are offered.

The Company reimburses directors of the Company for reasonable travel expenses incurred in connection with attendance at board, committee or shareholder meetings and other Company events. This may include travel on the Company plane. Travel expenses for the spouses or guests of directors may also be reimbursed. In 2004, the Company paid or reimbursed directors, and provided a gross-up in some circumstances, for travel expenses for spouses or guests in the amount of approximately $15,000. This amount is taxed to the appropriate director.

Certain directors have been provided with computers and certain other office equipment and office supplies. Directors of the Company may also receive additional home phone or computer lines the cost of which totaled approximately $3,000 for 2004. The Company also pays the dues for each director’s membership in the National Association of Corporate Directors, which totaled approximately $4,000 in 2004, as well as reimburses the directors for expenses related to educational or professional seminars the directors choose to attend. In 2004, the reimbursed expenses related to educational or professional seminars totaled approximately $600. The Company will also reimburse directors for certain physical examinations. In 2004, the amount the Company reimbursed for physical examinations and related travel expenses totaled approximately $32,000.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The salaries and benefits of certain officers and employees of the Company and its subsidiaries, including some of the executive officers named in the table below, will be paid by Nationwide Mutual and reimbursed in accordance with the terms of the Amended and Restated Cost Sharing Agreement. See the section of this Proxy Statement entitled “Certain Relationships and Related Transactions” for a description of the Amended and Restated Cost Sharing Agreement.

The following table provides certain information concerning compensation received by the Company’s Chief Executive Officer and the five other most highly paid executive officers in 2004. It includes information for the fiscal years ended December 31, 2004, 2003 and 2002 for services rendered to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
		Annual Compensation					Award				Payouts
Name and Principal Position	Year	Salary $		Bonus $		Other Annual Compensation $	Restricted Stock Award(s)[12] $		Securities Underlying Options/ SARs (#)		LTIP Payouts $		All Other Compensation $
W.G. Jurgensen:	2004	281,700		1,356,206	[4]	[11]	—		78,653		—		164,879	[16,17]
Chief Executive Officer [1]	2003 2002	300,000 293,538		732,900 605,938	[5] [6]	[11] [11]	— 690,221	[13]	234,058 92,663	[14]	— 175,126	[15]	130,615 83,364	[16]

Mark R. Thresher:	2004	509,346		1,262,331	[4]	[11]	—		43,210		—		26,216	[17]
President and Chief Operating Officer	2003 2002	364,615 319,231		255,199 139,100	[5] [6]	47,610[9,11] [11]	— 139,111	[13]	70,420 18,676	[14]	— 39,994	[15]	183,911 15,576

Joseph J. Gasper:	2004	1,112,694	[3]	2,540,820	[7]	[11]	—		—		—		132,539	[17]
President and Chief Operating Officer [2]	2003 2002	735,596 725,000		1,405,888 534,700	[5] [6]	59,513[9,11] [11]	— 712,058	[13]	230,966 95,589	[14]	— 144,222	[15]	249,119 43,517

Robert A. Rosholt:	2004	171,666		1,061,727	[8]	1,633[10,11]	—		38,807		—		56,343	[17]
Executive Vice President— Chief Finance and Investment Officer [1]	2003 2002	139,580 36,346		312,665 233,368	[5] [6]	7,775[10,11] 1,977[10,11]	— 47,204	[13]	72,464 30,333		— 2,676	[15]	51,225 —

Richard A. Karas:	2004	400,000		621,023	[4]	[11]	—		12,054		—		21,814	[17]
Senior Vice President— Non-Affiliated Sales	2003 2002	400,000 400,000		210,444 139,900	[5] [6]	47,610[9,11] [11]	— 154,030	[13]	49,311 20,679	[14]	— 39,994	[15]	184,997 18,300

Mark D. Phelan:	2004	339,896		497,778	[4]	[11]	—		12,054		—		17,674	[17]
Senior Vice President— Individual Investments Business Head	2003 2002	332,308 318,808		180,494 209,900	[5] [6]	[11] [11]	— 139,111	[13]	43,718 18,676	[14]	— 39,994	[15]	13,998 15,564

[1]	Figures in the Summary Compensation Table, other than under Restricted Stock Awards, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Messrs. Jurgensen and Rosholt for their services rendered to the Company and its subsidiaries as allocated pursuant to the Amended and Restated Cost Sharing Agreement.
[2]	Mr. Gasper resigned as President and Chief Operating Officer of the Company on May 5, 2004 and Mark R. Thresher was elected President and Chief Operating Officer on the same date. Mr. Gasper retired on July 1, 2004.
[3]	Includes $720,190 paid to Mr. Gasper upon his retirement pursuant to the terms of the Nationwide Retirement Plan and Supplemental Executive Retirement Plan.
[4]

With the exception of Mr. Gasper (see Footnote 7) and Mr. Rosholt (see Footnote 8), represents the amount paid to executive officers under the Nationwide Financial Services, Inc. Senior Executive Incentive Plan

(“SEIP”) in 2005 for the 2004 award year, and the amount paid under the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Plan (“LTEP”) for the Nationwide Value Added (“NVA”) award under the plan, as follows: Mr. Jurgensen—$1,007,366 for the SEIP amount and $348,840 for the NVA amount; Mr. Thresher—$1,070,685 for the SEIP amount and $191,646 for the NVA amount; Mr. Karas—$567,563 for the SEIP amount and $53,460 for the NVA amount; and Mr. Phelan—$444,318 for the SEIP amount and $53,460 for the NVA amount. For a more complete description of the NVA award, see the Report of the Compensation Committee on Executive Compensation. The balances accrued in the NVA bank accounts for the 2004 award year, excluding the amount disclosed above paid as bonus, are as follows: Mr. Jurgensen—$697,680; Mr. Thresher—$383,292; Mr. Karas—$106,920; and Mr. Phelan—$106,920. These amounts will be carried forward to subsequent years and are subject to forfeiture.

[5]	Represents the amount paid to executive officers under the SEIP in 2004 for the 2003 award year, except the amount paid to Mr. Gasper, which also includes a $500,000 payment paid under his Retention Bonus Agreement, and the amount paid to Mr. Rosholt, which also includes a hiring incentive of $39,880 paid in 2003. Mr. Jurgensen’s amount as reported in the 2003 Proxy Statement was reduced by $39,019 to reflect the correct allocation. Mr. Gasper’s amount as reported in the 2003 Proxy Statement was increased by $4,622 to correct a rounding adjustment in the business unit performance score for his SEIP award.
[6]	Represents the amount paid to executive officers under the SEIP in 2003 for the 2002 award year, except the amount paid to Mr. Jurgensen, which includes $450,000 paid under the SEIP and $155,938 paid by the Company to Mr. Jurgensen under the Performance Incentive Plan (“PIP”), the amount paid to Mr. Rosholt, which represents the amount paid to Mr. Rosholt under the PIP in 2003 for the 2002 award year, and the amount paid to Mr. Phelan, which also includes a $75,600 special bonus for performance over an 18-month period which was paid in 2002.
[7]	Represents the amount paid to Mr. Gasper under the SEIP in 2005 for the 2004 award year, and an amount of $1,479,000 equal to two times his base salary, pursuant to his Employment Agreement.
[8]	Represents the amount paid to Mr. Rosholt under the SEIP in 2005 for the 2004 award, an amount paid by the Company under the PIP in 2005 for the 2004 award year, and the amount paid under the LTEP for the NVA award under the plan, as follows: SEIP—$541,484, PIP—$348,127 and NVA—$172,116. The balance accrued in Mr. Rosholt’s NVA bank account for the 2004 award year, excluding the amount disclosed above paid as bonus, is $344,232. This amount will be carried forward to future years and is subject to forfeiture.
[9]	Represents the amount received as a gross-up for taxes in connection with cash received in exchange for cancellation of stock options from Gartmore Global Investments, Inc. (“GGI”) as follows: Mr. Thresher—$47,610; Mr. Gasper—$59,513; and Mr. Karas—$47,610.
[10]	Represents the amounts received for reimbursement of relocation expenses and as a gross-up for taxes for reimbursement of relocation expenses as follows: 2004—$1,633; 2003—$7,775; and 2002—$1,977.
[11]	Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.
[12]	The following is the aggregate number of shares and value of restricted stock held at the end of the 2004 fiscal year for: Mr. Jurgensen—21,517 shares at a value of $822,595; Mr. Thresher—3,077 shares at a value of $117,634; Mr. Gasper—0 shares; Mr. Rosholt—1,668 shares at a value of $63,768; Mr. Karas—3,407 shares at a value of $130,250; and Mr. Phelan—3,077 shares at a value of $117,634.
[13]	Valued at fair market value on the date of grant. Restricted stock granted in 2002 will vest on April 9, 2005, except for Mr. Rosholt’s, which will vest on October 21, 2005. Annual grants under the LTEP in 2002 were made in the form of stock options and restricted stock and were given to all named executive officers, except Mr. Rosholt, who received a prorated annual award consisting of stock options only and a hiring incentive consisting of stock options and restricted stock, at the time of his hire.
[14]	The 2002 totals for all executive officers, except Mr. Rosholt, exclude options received in 2002 in lieu of all or a portion of the SEIP cash award for the 2001 award year. The Compensation Committee chose to deliver a portion of the short-term cash awards as long-term awards of stock options. These options were exercisable on the date of grant. The amount delivered was as follows: Mr. Jurgensen—48,719 stock options; Mr. Thresher—5,785 stock options; Mr. Gasper—41,943 stock options, Mr. Karas—6,075 stock options; and Mr. Phelan—5,785 stock options.

[15]	Figures reflect the amount credited for 2002 to the deferred compensation account maintained for the participant pursuant to the Nationwide Economic Value Incentive Plan. This plan was discontinued effective December 31, 2002. The carry-forward balances related to each participant’s account were forfeited as of December 31, 2002.
[16]	Includes $40,000 to represent maximum value of additional annual use of the Company plane that Mr. Jurgensen received in lieu of a recommended 4.0% salary increase for 2003.
[17]	Includes contributions made or credited by the Company for 2004 under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan. For 2004, $6000 was contributed for each of the named executives under the Nationwide Savings Plan. Also for 2004, the Company contributed to the Nationwide Supplemental Defined Contribution Plan: Mr. Jurgensen—$102,525; Mr. Thresher—$16,936; Mr. Gasper—$32,952; Mr. Rosholt—$49,225; Mr. Karas—$12,313; and Mr. Phelan—$9,612 for the Nationwide Supplemental Defined Contribution Plan. Also includes dividends earned on restricted shares as follows: Mr. Jurgensen—$16,354; Mr. Thresher—$3,280; Mr. Gasper—$11,844; Mr. Rosholt—$1,118; Mr. Karas—$3,501; and Mr. Phelan—$2,062. Mr. Gasper’s amount also includes $81,743 representing two years of after tax costs for retiree medical premiums and COBRA dental premiums, and two years’ matching contributions to the Nationwide Savings Plan pursuant to his Employment Agreement.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted #	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price per share $	Expiration Date	Grant Date Present Value[2] $
W.G. Jurgensen	78,653[1]	7.9	38.03	03/02/2014	829,789
Mark R. Thresher	43,210[1]	4.4	38.03	03/02/2014	455,866
Joseph J. Gasper	—	—	—	—	—
Robert A. Rosholt	38,807[1]	3.9	38.03	03/02/2014	409,414
Richard A. Karas	12,054[1]	1.2	38.03	03/02/2014	127,170
Mark D. Phelan	12,054[1]	1.2	38.03	03/02/2014	127,170

[1]	One-third of the options reflected herein become exercisable on each of the first three anniversary dates of the grant. Options may be accelerated upon a change of control or certain other events of termination of employment.

[2]	The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

♦	an exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

♦	an interest rate of 3.10% that is based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue.

♦	quarterly dividends at a rate of $0.18 per share for the March 2, 2004 grant, representing the actual stock price and dividend yield at the time of the award.

♦	an option term before exercise of 5.5 years, based on an average of a 5 year peer group life and a 6 year expected life.

♦	volatility of the stock price of 31.34% for the March 2, 2004 grant, calculated using a weighted average combining implied market volatility, the Company’s volatility for the last 5.5 years, and the long-term mean reversion volatility of the Company’s peers.

♦	a forfeiture rate of 2%, based on an analysis of actual forfeiture data.

♦	no adjustments were made for vesting requirements or non-transferability.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End Exercisable/Unexercisable $
W.G. Jurgensen	—	—	524,913/277,580	3,191,924/2,471,274
Mark R. Thresher	23,473	312,660	63,136/96,382	128,735/710,500
Joseph J. Gasper	—	—	625,798/0	4,754,201/0
Robert A. Rosholt	—	—	44,377/97,227	561,922/830,383
Richard A. Karas	10,000	135,000	109,948/51,821	415,121/493,877
Mark D. Phelan	—	—	75,709/47,424	335,308/438,129

Pension Plans

Retirement Plan

Nationwide maintains a qualified defined benefit plan called the Nationwide Retirement Plan (“NRP”), which was restated effective January 1, 2002 to add an Account Balance feature. In general, the executive officers named in the Summary Compensation Table and other participants in the NRP will receive an annual retirement benefit under the Nationwide Retirement Plan equal to the greater of the Final Average Pay (if applicable) or Account Balance formulas as described below:

The Final Average Pay (“FAP”) Formula

The FAP formula is computed as follows:

♦	1.25% of the participant’s Final Average Compensation (defined below) times years of service (to a maximum of 35 years); plus

♦	0.50% of the participant’s Final Average Compensation (defined below) in excess of Social Security Covered Compensation (defined below) times years of service (to a maximum of 35 years).

With respect to Messrs. Thresher, Gasper, Karas and Phelan, because their compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary and Bonus shown in the Summary Compensation Table (except for severance payments paid to Mr. Gasper). Covered compensation for Messrs. Jurgensen and Rosholt includes the amount set forth under the headings Salary and Bonus shown in the Summary Compensation Table and additional compensation amounts received for services rendered and allocated to other Nationwide companies.

The definition of Final Average Compensation changed on January 1, 1996. For service earned prior to that date, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. For service earned since 1995, Final Average Compensation is the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any Nationwide company.

Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant’s benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant’s attainment of age 65, whichever is later. New hires and rehires on or after January 1, 2002 are not eligible for the FAP formula.

Account Balance Formula

The Account Balance formula was added for all employees effective as of January 1, 2002. The notional account under this formula is comprised of the following components:

♦	Opening Balance Amount: The accrued benefit was determined under the FAP formula as of December 31, 2001. This accrued benefit was then converted into a lump sum that reflected the current value of that benefit; plus

♦	Pay Credits: Amounts added to the account every pay period based on the participant’s years of service and compensation. The pay credits range from 3% of pay if the participant has up to 35 months of service (plus 3% of pay over the social security wage base of $87,900 in 2004) to 6% of pay for those with over 15 years of service (plus 4% of pay over the social security wage base of $87,900 in 2004); plus

♦	Interest Credits: Interest amounts added to the account on a biweekly basis based on the applicable interest rate established by law. Historically, the 30-year Treasury bill rate in effect from the second month preceding the current quarter has been used as the interest rate.

A participant becomes fully vested after the completion of five years of vesting service. The NRP allows a participant the option of receiving their retirement plan benefit at any age – provided that they have at least five years of service when they leave Nationwide. If a participant leaves Nationwide at termination before age 65 years and decides to receive benefits before age 65, the monthly benefit amount earned will be reduced due to the longer payout period. A pre-retirement death benefit is payable to:

♦	a participant’s spouse; or

♦	under certain circumstances, the named beneficiary of an active participant.

The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.

Excess and Supplemental Plans

Nationwide maintains an unfunded, nonqualified defined benefit excess benefit plan called the Nationwide Excess Benefit Plan. Nationwide also maintains an unfunded, nonqualified defined benefit supplemental benefit plan called the Nationwide Supplemental Retirement Plan. Any participant in the Nationwide Supplemental Retirement Plan whose benefits are limited under the Nationwide Retirement Plan by reason of limitations under Internal Revenue Code Section 415 on the maximum benefit that may be paid under the Nationwide Retirement Plan will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit that he or she would have been entitled to receive under the Nationwide Retirement Plan in the absence of such limitations. Officers who earn in excess of the limit on compensation set forth in Internal Revenue Code Section 401(a)(17) annually, who have at least five years of vesting service, and whose benefits under the Nationwide Retirement Plan are limited by reason of certain other limitations under the Internal Revenue Code, may receive benefits under the Nationwide Supplemental Retirement Plan. Benefits under the Nationwide Supplemental Retirement Plan will be:

♦	1.25% of the participant’s Final Average Compensation (as defined previously) times years of service (up to a maximum of 40 years); plus

♦	0.75% of the participant’s Final Average Compensation (as defined previously) in excess of Social Security Covered Compensation (as defined previously) times years of service (up to a maximum of 40 years); less

♦	benefits accrued under the Nationwide Retirement Plan and the Nationwide Excess Benefit Plan.

For individuals participating in the Nationwide Supplemental Retirement Plan on January 1, 1999, benefits vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits under the Nationwide Excess Benefit Plan vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits for all other participants in the Nationwide Supplemental Retirement Plan vest over a period of five years of participation in that plan.

The chart below uses the Final Average Pay formula and indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Nationwide Retirement Plan, including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation (as defined previously) equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Nationwide Retirement Plan (including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan) would be the total of the benefit determined based on years of service earned under each method. We have not shown the Account Balance formula computations in the chart below because we believe that using the Final Average Pay formula will result in higher amounts.

PENSION PLAN TABLE

	Years of Service
Final Average Compensation	15	20	25	30	35
$125,000	$29,341	$39,122	$48,902	$58,682	$68,463
150,000	35,904	47,872	59,840	71,807	83,775
175,000	42,466	56,622	70,777	84,932	99,088
200,000	49,029	65,372	81,715	98,057	114,400
225,000	62,293	83,057	103,822	124,586	145,350
250,000	69,793	93,057	116,322	139,586	162,850
300,000	84,793	113,057	141,322	169,586	197,850
350,000	99,793	133,057	166,322	199,586	232,850
400,000	114,793	153,057	191,322	229,586	267,850
450,000	129,793	173,057	216,322	259,586	302,850
500,000	144,793	193,057	241,322	289,586	337,850
700,000	204,793	273,057	341,322	409,586	477,850
900,000	264,793	353,057	441,322	529,586	617,850
1,100,000	324,793	433,057	541,322	649,586	757,850
1,300,000	384,793	513,057	641,322	769,586	897,850
1,500,000	444,793	593,057	741,322	889,586	1,037,850
1,700,000	504,793	673,057	841,322	1,009,586	1,177,850

All executive officers named in the Summary Compensation Table have all or a portion of their benefits calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Nationwide Retirement Plan for Messrs. Gasper and Karas was 29.5 years and 31.5 years, respectively. Messrs. Gasper and Karas have earned additional years of service since 1996. Messrs. Thresher, Phelan and Rosholt began participation in the Retirement Plan in 1997, 1999 and 2003, respectively. Mr. Jurgensen became eligible to participate in the Retirement Plan in 2001, but is entitled, pursuant to an agreement with Nationwide Mutual, to a retirement benefit of 4% of his highest five-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. For purposes of such agreement, Mr. Jurgensen’s highest five-year average compensation is the greater of the average of his salary and annual incentive compensation over the five-year period, or the period of his employment by Nationwide. This benefit is reduced by the benefits received under the Nationwide Retirement Plan, Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, as well as any benefit received under any defined benefit pension plans maintained by Mr. Jurgensen’s prior employers, and will be paid by Nationwide Mutual (not the Nationwide Retirement Plan). After 1995, the benefit of each executive officer named in the Summary Compensation Table will be calculated under the post-1995 five-year definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 2004, for Messrs. Jurgensen, Thresher, Gasper, Rosholt, Karas and Phelan was as follows: Mr. Jurgensen, $1,014,600; Mr. Thresher, $764,545; Mr. Gasper, $1,298,392; Mr. Rosholt, $444,451; Mr. Karas, $610,444; and Mr. Phelan, $520,390.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) established the components of compensation for executive officers for 2004. The Compensation Committee describes its compensation philosophy and pay components for the executive officers in the report below.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation program for our executive officers should support the Company’s business strategies and operate within a competitive framework. In addition, the Compensation Committee determines compensation based on the overall financial results of the Company, teamwork and individual contributions that help build value for our shareholders. The goals of our compensation program are to:

♦	provide a direct link between pay and performance;

♦	allocate a larger percentage of executive compensation to pay that is conditional or contingent on the performance of our Company and each executive’s individual performance;

♦	attract, retain and motivate top-caliber executive officers;

♦	offer compensation elements that are competitive in design and pay level with similar companies; and

♦	encourage executive officers to focus on building shareholder value.

Independent compensation consultants provide competitive market data to the Compensation Committee. This data compares our compensation practices to various groups of similar companies (referred to as the market comparison group). These companies compete with us for customers, capital and executive officers, and are similar to the Company in size, scope and business focus. This group includes both multi-line insurers and diversified financial organizations. The companies chosen for the market comparison group are not necessarily the same companies that comprise the peer group in the Performance Graph included later in this Proxy Statement. The market comparison group includes more companies than those in the peer group in order to provide the Compensation Committee a broader database for comparison purposes. This competitive market data is an important tool we use when we make decisions on compensation.

2004 Compensation

The principal components of compensation for the executive officers for 2004 are:

♦	salary;

♦	annual incentive; and

♦	long-term incentive.

As described below, each component of compensation serves a somewhat different purpose. The description below applies to our executive officers other than Mr. Jurgensen, whose compensation is discussed in the section below titled Compensation of our Chief Executive Officer.

2004 Salary

Salaries compensate executive officers for individual performance and reward the executive for contributions to the achievement of the Company’s goals. We use salaries to attract, retain and motivate top-caliber executive talent.

In determining adjustments to salaries for the executive officers for 2004, the Compensation Committee evaluated the following:

♦	The Company’s philosophy regarding base salaries;

♦	Salaries for comparable positions in the industry;

♦	Practices of companies in the Company’s market comparison group;

♦	The Company’s recent financial performance, overall and in key financial performance indicators;

♦	Progress in key financial areas;

♦	Individual contributions to the Company and Nationwide in these areas;

♦	An annual evaluation of officers’ performance conducted by the full Board for the Chief Executive Officer and by the Chief Executive Officer for other executive officers;

♦	Scope of accountability and responsibility;

♦	Changes in executives’ responsibilities or duties; and

♦	Promotion of the values of the Company and Nationwide.

Salaries for the executive officers named in the Summary Compensation Table other than the Chief Executive Officer and Mr. Gasper increased by a weighted average of 9.8% in 2004, based on year ending base salaries, and were established by the Compensation Committee at levels consistent with our philosophy, objectives and factors (as described above). The overall salary increase percent reflects individual performance, Company performance and increases for promotions. This rate of increase enables us to maintain competitive salaries. Mr. Gasper did not receive a salary increase for 2004 due to his upcoming retirement.

2004 Annual Incentive Compensation

The SEIP, which is our annual incentive compensation plan, promotes our pay-for-performance philosophy by providing our executive officers with direct financial rewards in the form of annual incentives.

Each year, the Compensation Committee sets specific Company performance measures for the annual incentive plan. The Compensation Committee provides participants with a target incentive award opportunity as a percentage of their base salary. These award opportunities are determined by considering the executive’s level of responsibility, value to the Company, and the annual incentive target levels among the market comparison group. The Compensation Committee awards annual incentives based on the Company’s success in meeting the performance targets. Under the plan’s formula, the Compensation Committee has discretion to make a downward (but not upward) adjustment of the calculated awards based on other criteria, which include an executive’s individual performance.

Annual incentive awards under the SEIP for 2004 were based on net operating return on equity (weighted 20%), net operating earnings per share (weighted 40%) and net operating revenue growth (weighted 40%). The results of these financial objectives resulted in a performance-based award at the maximum level for each executive officer named in the Summary Compensation Table. The Compensation Committee then compared the performance of Mr. Thresher, Mr. Gasper, Mr. Rosholt, Mr. Karas and Mr. Phelan under the SEIP with their performance under the Performance Incentive Plan (PIP). For Messrs. Thresher, Gasper, Karas and Phelan, PIP uses the same financial based Company objectives as the SEIP, and a financial based objective of Nationwide Mutual, the Company’s ultimate parent. For Mr. Rosholt, PIP uses the financial based objective of Nationwide and performance results of the Nationwide Office of Investments. Under PIP, individual contributions to the Company objectives and the business performance of the Company segments they are directly responsible for, and a subjective assessment of individual contributions to Nationwide’s values, were also considered and impacted the final awards for Messrs. Karas and Phelan. Under PIP, individual objectives were considered, but did not impact the final awards for Messrs. Thresher, Gasper and Rosholt. For the executive officers other than Mr. Rosholt, in determining the awards for 2004, the Compensation Committee used its discretion (as permitted under the SEIP) to adjust the award downward and pay the award that would have been paid under PIP.

For 2004, individual targets for the executive officers named in the Summary Compensation Table other than the Chief Executive Officer ranged from 65% to 125% of salary. Individual payouts under the SEIP may range from zero to 2.5 times the individual’s target incentive award opportunity. The resulting cash payouts were as follows: 231% of target for Mr. Thresher, 231% of target for Mr. Gasper, 250% of target for Mr. Rosholt, 218% of target for Mr. Karas, and 200% of target for Mr. Phelan. In addition, the provisions of the Amended and Restated Cost Sharing Agreement provided that an additional $348,127 be paid (under PIP and allocated to the Company) to Mr. Rosholt. These amounts are shown in the bonus column of the Summary Compensation Table.

2004 Long-Term Incentive Compensation

Long-term incentive compensation comprises a significant portion of an executive officer’s total compensation package consistent with our philosophy of emphasizing conditional or contingent components of compensation. We have one long-term incentive compensation plan, the LTEP, described below.

Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The LTEP authorizes grants of stock options, stock appreciation rights, restricted stock, performance shares, performance units and Nationwide Value Added (“NVA”) awards. To the extent an award is performance based, performance measures considered in determining awards under this plan are chosen from among the following specified measures: earnings per share, economic value added, market share, net income, operating income, return on assets, return on capital, return on equity, return on investment, revenue, share price, stock price growth, or total shareholder return. The objectives of the LTEP are to encourage high levels of performance by selected directors, employees and agents of the Company and certain of its affiliates, to attract and retain high caliber individuals, and to align their interests with those of our shareholders.

During March 2004, the Compensation Committee made grants to our executive officers and others under the LTEP. The economic value of the grants made to the executive officers was based on individual targets that ranged from 100% to 280% of the salary range midpoint. These targets were established at the 50th percentile of grant practices among the market comparison group. Half of the economic value of the long-term awards to the executive officers were awarded in the form of nonqualified stock options that have an exercise price equal to the fair market value of our Class A Common Stock on the date of the option grant and will vest at the rate of one third of the shares on each of the first three anniversaries of the date of grant. Nonqualified stock option grants to executive officers (excluding the Chief Executive Officer and Mr. Gasper) ranged from 12,054 to 43,210 shares. Mr. Gasper did not receive a stock option award in 2004 in light of his upcoming retirement.

Half of the target value of the long-term award opportunity granted to the executive officers was awarded in the form of NVA awards. NVA awards provide recipients with an opportunity to accumulate credits in a “bank” based on NVA results in relation to established target performance criteria, and to receive a payment of one third of any positive bank balance at the end of each year. Target performance is achieved when 1) Nationwide Income After Capital Charge (“NIACC”) equals 0, meaning Nationwide achieved an economic return on equity equal to its cost of capital (weighted 50%), and 2) the change in NIACC from the previous year equals 0.5% times the beginning capital, meaning NIACC must improve by one half of one percent of Nationwide’s beginning economic capital base from the previous year (weighted 50%). For 2004, the NVA awards were 108% of the target amount, which was credited to the bank. One-third was awarded in cash and two-thirds remain in the bank. The cash payment amount is reported in the bonus column of the Summary Compensation Table. Mr. Gasper did not receive an NVA award in light of his upcoming retirement.

2004 Compensation of our Chief Executive Officer

Our Chief Executive Officer, W.G. Jurgensen, is also the Chief Executive Officer of Nationwide Mutual and other Nationwide entities. Mr. Jurgensen’s compensation is allocated among the companies in the Nationwide organization for which he provides services pursuant to the Amended and Restated Cost Sharing Agreement in such portions as determined each year in advance by the Compensation Committee and the Nationwide Mutual Human Resources Committee. Pursuant to the terms of this agreement, Nationwide Mutual pays his compensation, and the other companies in the Nationwide organization reimburse Nationwide Mutual. The compensation reported for Mr. Jurgensen in this Proxy Statement and discussed in this report is the amount of his total compensation that is allocated to NFS and its subsidiaries. Mr. Jurgensen’s allocation is determined by a corporate governance percentage, which distributes the expense to major Nationwide business units based on relative sizes, growth, and income.

The Compensation Committee determined Mr. Jurgensen’s 2004 compensation in accordance with the same philosophy and objectives described earlier in this report and used for all executive officers, and incorporating a review of compensation practices from members of the peer group of companies identified in the Performance Graph included later in this Proxy Statement. In determining the salary compensation of Mr. Jurgensen for 2004, the Compensation Committee reviewed the financial results of the Company and Nationwide for 2004, his strong leadership, his clear strategic vision and his continued cultural transformation of the Company. The Compensation Committee also took into account the provisions of Mr. Jurgensen’s employment agreement, which are described in detail in the next section of this Proxy Statement. The portion of Mr. Jurgensen’s salary allocated to the Company was $281,700 in 2004. He received the same salary for 2004 that he received for 2003; however the difference in salary between 2003 and 2004 as noted in the Summary Compensation Table represents a change in the percent allocated to the Company and its subsidiaries pursuant to the Amended and Restated Cost Sharing Agreement. This salary continues to position Mr. Jurgensen’s base salary compensation at approximately the 50th percentile of the market comparison group.

The portion of Mr. Jurgensen’s annual incentive compensation allocated to the Company and paid as cash for 2004 under the SEIP was $1,007,366. In determining the annual incentive compensation award for Mr. Jurgensen for 2004, the Compensation Committee and the Board of Directors considered the following financial based objectives under the SEIP: net operating return on equity (weighted 20%), net operating earnings per share (weighted 40%) and net operating revenue growth (weighted 40%). The results of these financial objectives resulted in a performance-based award at the maximum level for Mr. Jurgensen under the SEIP. The Compensation Committee then compared the performance of Mr. Jurgensen under the SEIP with his performance under PIP. For Mr. Jurgensen, PIP uses financial based objectives of Nationwide Mutual, the Company’s ultimate parent, and other subsidiaries of Nationwide Mutual, including the Company. For Mr. Jurgensen, PIP also considers non-financial objectives. These non-financial objectives were strategic planning, cultural stewardship, succession planning and human resources management and effective relationship building. Under PIP, the financial based objectives are weighted 60% and the non-financial objectives are weighted 40%. In determining Mr. Jurgensen’s award for 2004 the Compensation Committee used its discretion (as permitted under the SEIP) to adjust the award downward and pay the award that would have been paid using PIP. The final award was allocated and paid by the Company pursuant to the terms of the Amended and Restated Cost Sharing Agreement and is shown in the bonus column in the Summary Compensation Table. The resulting cash payout was 238% of target for Mr. Jurgensen.

During March 2004, pursuant to the LTEP, the Compensation Committee granted one half of Mr. Jurgensen’s long-term incentive opportunity in the form of options to purchase 78,653 shares of our Class A Common Stock. One half of Mr. Jurgensen’s long-term incentive opportunity was awarded in the form of an NVA award. For 2004, the NVA award was 108% of the target amount, which was credited to the bank. One third of the award amount was paid in cash. The one-third amount that is paid out for 2004 is reported in the Summary Compensation Table in the bonus column. These awards reflect approximately the 50th percentile of long-term compensation for chief executive officers of the market comparison group and of compensation practices from members of the peer group of companies identified in the Performance Graph included later in this Proxy Statement. The stock option awards of the Compensation Committee also reflect the Company’s desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of our shareholders.

Ownership Guidelines

The Compensation Committee and Board of Directors of the Company adopted stock ownership guidelines during 2002 to further encourage executive officers and directors of the Company to build and maintain ownership of the Company’s Class A Common Stock. The ownership guidelines suggest that directors build stock ownership in the Company’s Common Stock so that the directors build and maintain holdings in our Common Stock with a minimum value of three times their annual retainer within three years and a minimum value of five times their annual retainer within five years. Our Chief Executive Officer is encouraged to build and maintain his stock ownership over the same three and five year periods so that his holdings in our Common Stock are valued at a minimum of four times and five times, respectively, the annual salary he receives for services to the Company and all other Nationwide companies. Finally, senior executive officers of the Company are encouraged to build and maintain holdings of the Company’s Common Stock over a three-year period so that each is valued at a minimum of between one and three times their annual salary, depending on each participant’s level within Nationwide. The five-year minimum guideline range for senior executive officers is between two and four and one half times their annual salary, depending on each participant’s level within Nationwide. The Compensation Committee monitors progress towards achieving the ownership guidelines.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that executive compensation in excess of $1.0 million paid to certain of a company’s executive officers in any calendar year is not deductible for purposes of corporate income taxes, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Compensation Committee will continue to rely on performance-based compensation programs. Programs will be designed to meet, in the best possible manner, future corporate business objectives. Certain awards under both the SEIP and LTEP are intended to qualify as “performance-based compensation” for the purposes of Section 162(m). However, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such an award is consistent with our philosophy and in the best interests of the Company and its shareholders. For 2004, the Company believes that the compensation paid to the executive officers is deductible compensation under Section 162(m) of the Code.

Nationwide Financial Services, Inc. Compensation Committee

David O. Miller, Chairman

James G. Brocksmith, Jr.

Donald L. McWhorter

Gerald D. Prothro

EMPLOYMENT AGREEMENTS

W.G. Jurgensen

Nationwide Mutual entered into an employment agreement dated May 26, 2000 with Mr. Jurgensen, who became CEO of Nationwide Mutual, the Company and certain other Nationwide companies in 2000. The agreement has a three-year term (subject to earlier termination in certain circumstances), and thereafter automatically renews for successive periods of one-year unless either party gives notice of nonrenewal.

Mr. Jurgensen’s annual base salary is to be no less than $1,000,000 from and after April 1, 2002, and his annual target performance bonus is 150% of base salary (maximum bonus—300% of base salary). Upon joining the company, Mr. Jurgensen received an option to purchase 60,000 shares of Common Stock, vesting ratably over 5 years; 25,000 shares of restricted stock, vesting 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date; a target long-term incentive award of $1,500,000 under the Long-Term Performance Plan of Nationwide Mutual (with any payment pro-rated by a two-thirds participation rate); an additional option to purchase 150,000 shares of common stock under the LTEP, vesting ratably over 3 years; and a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000-2002 performance cycle. Mr. Jurgensen is eligible to receive future grants under stock incentive programs and cash long-term incentive programs consistent with other senior executive officers and competitive pay practices generally. Mr. Jurgensen and his eligible dependents are entitled to participate in all employee retirement and welfare benefit plans. Mr. Jurgensen will be eligible to participate in full retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. Mr. Jurgensen was entitled to relocation expenses, grossed-up, including temporary living expenses and resale of his home at its appraised value. He is also entitled to receive executive fringe benefits available to senior level executive officers. If Mr. Jurgensen’s employment is terminated for any reason, subject to vesting provisions as described below, he will be entitled to receive an amount which, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen’s former employers, will produce a single life annuity pension payable at age 65 in an annual amount equal to the number of years of service (up to 16.25) multiplied by .04 multiplied by his final average pay (as defined), up to an annual maximum of 65% of final average pay. Final average pay cannot be less than $2,125,000. This benefit vests if Mr. Jurgensen is employed on April 1, 2005, or if his employment is terminated without cause or under certain circumstances following a change in control. A survivor benefit is payable even if the benefit is not vested.

If Nationwide Mutual terminates Mr. Jurgensen’s employment without cause, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his annual base salary, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. Mr. Jurgensen shall also receive benefits under various Company retirement, savings and deferred compensation plans and cash payments equal to matching Company contributions under certain other Company plans.

Upon a change of control, as defined below, if Mr. Jurgensen’s employment is terminated without cause, if he resigns for good reason or if he resigns during the one month “window” period one year after the change in control, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his salary and target annual bonus, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect; all options and restricted stock shall vest in full. Mr. Jurgensen will also receive benefits under various Company retirement, saving and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

A change of control for the purpose of these agreements is defined as the (i) sale or disposition of all or substantially all of the assets of Nationwide Mutual; (ii) liquidation or dissolution of Nationwide Mutual; (iii) change in the members constituting the Mutual Board by 50% or more within two years as a result of a corporate transaction; (iv) entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders; (v) entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual (other than through an affiliate); (vi) sale or disposition of a controlling interest in Nationwide Mutual (other than to a subsidiary); or (vii) determination by the board of directors that certain other specified events shall constitute a change of control—a demutualization, establishment of a mutual holding company structure or any other event that the board shall designate.

Nationwide Mutual entered into an amendment of the employment agreement with Mr. Jurgensen as of March 1, 2005. The amendment allows for the earlier commencement of supplemental pension benefits after termination of employment. Prior to amendment, the employment agreement provided that payments with respect to benefits under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan would not begin until after the end of the severance period (which is the period ending two years after the executive officer’s termination of employment in the event of a termination before a change of control or the period ending three years after the executive officer’s termination of employment at or after a change of control). Under the amendment, the supplemental pension benefits will be paid in the same forms and at the same times as the other benefits described in the agreements, generally within thirty (30) days of termination of employment. The amendment does not change the amount of benefits that would be paid out under the agreement, but only changes the timing of payment. In addition, Mr. Jurgensen was offered a one-time opportunity to restructure the severance and pension payouts and was given a choice to exchange a percentage of his severance opportunity (selected by him and approved by Nationwide Mutual) to enhance his pension benefit upon retirement in the event of involuntary termination without cause.

Joseph J. Gasper

The Company entered into an employment agreement dated July 1, 2000, as amended effective as of August 28, 2002, with Mr. Gasper, the former President and Chief Operating Officer of the Company, Nationwide Life and Nationwide Life and Annuity who retired effective July 1, 2004. The amended agreement had a five-year term (subject to earlier termination in certain circumstances) expiring on June 30, 2005. The amended agreement provided that his annual base salary was to be no less than that in effect on July 1, 2000. He was entitled (i) to participate in all short-term and long-term incentive programs for senior executive officers at appropriate levels and employee retirement and welfare benefit plans and (ii) to receive executive fringe benefits, as available to senior level executive officers.

Upon a change of control, if Mr. Gasper’s employment was terminated without cause or if Mr. Gasper resigned for good reason or if he resigned during the one month “window” period one year after the change in control, he would have been entitled to receive severance benefits equal to three times his salary and target, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect. All options and restricted stock would have vested in full. He would have also received benefits under various Company retirement, savings and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment received would have constituted an excess parachute payment under the Internal Revenue Code.

If the Company terminated his employment without cause or if Mr. Gasper resigned for good reason after a substantial reorganization of the Company, he would be entitled to receive severance benefits equal to two times annual base salary, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. He would also receive benefits under various Company retirement, savings and deferred compensation plans and cash payments equal to matching Company contributions under certain other Company plans.

By an agreement dated December 10, 2003, Mr. Gasper retired effective July 1, 2004. At retirement, Mr. Gasper received the benefits described above under his employment agreement as retirement benefits. These amounts are disclosed in the Summary Compensation Table.

Mr. Gasper also had a Retention Bonus Agreement with the Company providing for a $500,000 payment if he remained an employee through July 1, 2003, or if he was terminated without cause before that date. Because the terms of this agreement were met, Mr. Gasper received the $500,000 bonus payment in 2003.

Mark R. Thresher

The Company entered into an employment agreement dated January 1, 2004 with Mr. Thresher, who became President and Chief Operating Officer of the Company as of May 5, 2004. The agreement has a two-year term (subject to earlier termination in certain circumstances) with an automatic one-year extension unless either Mr. Thresher or the Company gives notice of non-renewal.

The agreement provided that his annual base salary was to be no less than that in effect on January 1, 2004. He is entitled (i) to participate in all short-term and long-term incentive programs for senior executive officers at appropriate levels and employee retirement and welfare benefits and (ii) to receive executive fringe benefits as available to senior level executive officers.

If Mr. Thresher’s employment is terminated without cause or if he resigns for good reason after a substantial reorganization of the Company, and if he signs a written release of any and all claims against the Company in accordance with the terms of his agreement, he will be entitled to severance benefits equal to two times his annual base salary, his annual short-term incentive bonus for the year in which the termination occurs, an amount equal to the after-tax cost of continuing medical and dental coverage for two years if his employment is terminated prior to a change in control of the Company or for three years after any change in control of the Company, and lump-sum payments with respect to the long-term incentive awards in effect for Mr. Thresher at his termination. Mr. Thresher’s outstanding stock options and restricted stock would become vested and exercisable and he would receive the benefits due him under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan, the Nationwide Excess Benefit Plan, the Nationwide Savings Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Individual Deferred Compensation Plan.

In addition, Mr. Thresher was offered a one-time opportunity and given a choice to exchange a percentage of his severance opportunity (selected by him and approved by the Company) to enhance his pension benefit upon retirement in the event of involuntary termination without cause.

Robert A. Rosholt

Nationwide Mutual entered into an employment agreement dated January 2003, with Robert A. Rosholt, the Executive Vice President—Chief Finance and Investment Officer. The agreement had a term expiring on December 31, 2004 and automatically renewed for a period of one year, and will continue to automatically renew for periods of one year unless either Mr. Rosholt or Nationwide Mutual gives notice of non-renewal.

The agreement provided that Mr. Rosholt’s salary was to be $700,000 and would be periodically reviewed for appropriate increases. Mr. Rosholt is also entitled (i) to participate in all short-term and long-term incentive programs for senior executive officers at appropriate levels and employee retirement and welfare benefits and (ii) to receive fringe benefits and perquisites available to senior level executive officers.

If Mr. Rosholt’s employment is terminated without cause or if he resigns for good reason after a substantial reorganization of Nationwide Mutual, and if he signs a written release of any and all claims against Nationwide Mutual in accordance with the terms of his agreement, he may be entitled to severance benefits equal to two times his annual base salary, his annual short-term incentive bonus for the year in which the termination occurs, an amount equal to the after-tax cost of continuing medical and dental coverage for two years if his employment is terminated prior to a change in control of Nationwide Mutual or for three years after any change in control of Nationwide Mutual, and lump-sum payments with respect to the long-term incentive awards in effect for Mr. Rosholt at his termination. Mr. Rosholt’s outstanding stock options and restricted stock would become vested and exercisable and he would receive the benefits due him under the Nationwide Retirement Plan, the

Nationwide Supplemental Retirement Plan, the Nationwide Excess Benefit Plan, the Nationwide Savings Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Individual Deferred Compensation Plan.

In addition, Mr. Rosholt was offered a one-time opportunity and given a choice to exchange a percentage of his severance opportunity (selected by him and approved by Nationwide Mutual) to enhance his pension benefit upon retirement in the event of involuntary termination without cause.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers listed in the Summary Compensation Table, and (iv) all of the directors and executive officers of the Company as a group.

CLASS A COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corporation[1] 82 Devonshire Street Boston, MA 02109	4,145,870	7.332%

[1]	Based on Schedule 13G/A, Amendment No. 2, dated February 14, 2005, FMR Corporation reported sole voting power with respect to 121,510 shares and sole dispositive power with respect to 4,145,870 shares.

The following table sets forth the number of shares of stock of the Company owned beneficially as of February 1, 2005 by the directors, each nominee for director, each executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]		Options Exercisable within 60 Days	Stock Units[4]
Joseph A. Alutto	10,847[3]		6,934	—
James G. Brocksmith, Jr.	19,483		12,531	—
Keith W. Eckel	8,702[3]		4,000	—
Joseph J. Gasper	295,732	[3]	288,732	—
W.G. Jurgensen	694,418[3]		629,151	—
Richard A. Karas	143,915		130,403	7,500
Lydia M. Marshall	23,238		14,531	—
Donald L. McWhorter	20,540		12,508	—
David O. Miller	22,546		14,531	—
Martha Miller de Lombera	3,354		2,053	—
James F. Patterson	22,440[3]		14,531	—
Mark D. Phelan	97,376		94,299	—
Gerald D. Prothro	19,563		12,531	—
Robert A. Rosholt	93,135		81,467	—
Arden L. Shisler	24,407		14,531	—
Alex Shumate	9,425		6,934	—
Mark R. Thresher	118,372[3]		101,014	14,575
Directors and Executive Officers as a group (Total of 43)	2,281,297		2,057,697	42,308

[1]

The shares of the Company’s Class A Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A Common Stock as of February 1, 2005, except for Mr. Jurgensen who beneficially owns 1.22%. The shares beneficially owned by the group of directors and executive officers as a whole represents 3.99% of the outstanding shares.

[2]	Total includes options exercisable within 60 days of February 1, 2005.

[3]	Total includes (i) shares jointly owned with spouse for the following persons: Mr. Alutto—1,422 shares; Mr. Patterson—7,310 shares; and Mr. Thresher—7,600 shares, (ii) shares owned in a partnership: Mr. Eckel—3,031 shares and (iii) shares owned by trust: Mr. Jurgensen—25,000 shares; and Mr. Gasper 7,000 shares.

[4]	Stock units held in the Nationwide Individual Deferred Compensation Plan (the “IDC Plan”) and invested in the NFS Common Stock Fund (the “NFS Fund”), payable in cash, generally upon termination of employment.

CLASS B COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nationwide Corporation One Nationwide Plaza Columbus, Ohio 43215-2220	95,633,767	100%

The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of NFS Common Stock file reports of their trading in NFS’ equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5, or written representations that no Form 5 was required, furnished to us during and with respect to 2004, we believe that all such reports were timely filed except for Daniel C. Gifford, Vice President – NF Controller, who did not report 42.278 stock units held in the IDC Plan and invested in the NFS Fund on his original Form 3. A Form 3/A was subsequently filed to reflect these holdings. Mr. Gifford also did not timely report the subsequent disposition of the stock units. A Form 4 was filed to report this disposition. In addition, Mr. Shisler inadvertently did not report 27 shares that he accumulated by dividend reinvestment. A Form 4 was filed to report these shares.

DESCRIPTION OF COMPENSATION PLANS

Senior Executive Incentive Plan

The SEIP is maintained by the Company for the benefit of its senior executive officers. Pursuant to the SEIP, annual incentive compensation awards may be granted to certain senior executive officers of the Company, including those named in the Summary Compensation Table. Participants are selected annually by the Compensation Committee of the Company’s Board of Directors. Awards under the SEIP are generally paid in cash. SEIP awards are based on the senior executive’s level of achievement of performance goals established by the Compensation Committee before the end of the first quarter of each calendar year. Awards may be based on criteria including, but not limited to, return on equity, operating earnings per share, stock performance, revenue and/or sales and expense levels. The Compensation Committee establishes minimum, target and maximum levels of performance goals. No payments will be made with respect to performance goals if the minimum level of performance is not achieved. Maximum performance will result in payment at 250% of the target level payment established for the award. The maximum possible payment to any participant who is a covered employee under the SEIP in any year is $5.0 million.

Performance Incentive Plan

Nationwide maintains the Performance Incentive Plan (“PIP”), first implemented in 1998. Under the PIP, annual payments were made to officers of the Company named in the Summary Compensation Table. Beginning in 2001, the executive officers named in the Summary Compensation Table no longer participated in PIP as it relates to services rendered to the Company, although Mr. Jurgensen participates in PIP in his role as CEO of Nationwide Mutual and Mr. Rosholt participates in PIP in his role as Executive Vice President—Chief Finance and Investment Officer of Nationwide Mutual. The Company’s performance measures are based on a broad series of key financial, business and strategic results, and further based upon individual performance. Under the PIP, the participant is granted a target incentive amount that represents a percentage of the participant’s salary (from 10% to 150% depending on the participant’s position within the participating company). The actual amount received by the participant under the PIP will be a percentage of the participant’s salary or salary midpoint, depending solely on the achievement of the business and individual performance measures. There is no maximum percentage limitation, and the minimum percentage is zero.

Individual Deferred Compensation Plan

Nationwide maintains the IDC Plan. Eligible executive officers of participating Nationwide companies, including the Company, may elect to defer payment of compensation otherwise payable to them. Eligible executive officers of the Company may enter into deferral agreements in which they may annually (periodically for deferral of restricted stock) elect to defer a portion of their salary, incentive compensation and/or restricted stock earned during the following year or performance cycle. Elections are effective prospectively. Amounts deferred under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year the executive officer terminates employment or after the expiration of the deferral period elected by the executive officer, if applicable. Individual accounts under the IDC Plan are credited with deferral amounts and earnings or losses based on the net investment return on the participant’s choice of investment measures offered under the IDC Plan. Effective December 1, 2003, the IDC Plan permits acceleration of the payout, without penalty, if the participant dies and the participant’s estate is the beneficiary of the participant’s deferred compensation account.

The IDC Plan permits a participant or beneficiary to take an unscheduled withdrawal from his or her account. However, any such elective withdrawal applies only to amounts earned and vested, including attributable earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.

Savings Plan

Nationwide maintains the Nationwide Savings Plan (the “NSP”), a qualified profit sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies. Under the NSP, executive officers of the Company named in the Summary Compensation Table and other participants who are not residents of Puerto Rico may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Contributions are in the form of voluntary, pre-tax salary deductions. Participating Nationwide companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 50% of the first 6% of compensation deferred or contributed to the NSP by each employee. All amounts contributed are held in a separate account for each participant and are invested in the available investment options chosen by the participant. The available investment options for employer matching contributions include the NFS Fund. The NFS Fund is not available as an investment option to certain executive officers, including those listed in the Summary Compensation Table of this Proxy Statement, except for those amounts in a participant’s account that were invested in the NFS Fund prior to the participant becoming an executive officer of the Company.

Normally, a participant is eligible to receive the value of his or her vested account balance upon termination of employment. However, a participant may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age 59 1/2. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. A participant is vested in employer matching contributions and earnings or losses on those contributions on a pro rata basis over a period of five years.

Supplemental Defined Contribution Plan

Nationwide maintains an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Supplemental Defined Contribution Plan. The plan provides benefits equal to employer matching contributions that would have been made under the NSP for the participants but for the Internal Revenue Code limitation on compensation that can be considered for deferrals to the Nationwide Savings Plan. Only elected officers of Nationwide, including elected officers of the Company, earning in excess of the limit set forth in the Internal Revenue Code annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Benefits under the Nationwide Supplemental Defined Contribution Plan vest pro rata over a period of five years of participation in the plan. Amounts in participant accounts are invested in the funds available under the Plan and chosen by the participant. A participant receives the value of his or her account upon termination of employment.

Effective December 1, 2003, the Supplemental Defined Contribution Plan permits acceleration of the payout, without penalty, if the participant dies and the participant’s estate is the beneficiary of the participant’s deferred compensation account.

Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The purpose of the LTEP is to encourage high levels of performance by selected directors, employees and agents of the Company and certain of its affiliated companies, as well as to attract and retain the services of such individuals by aligning their interests with those of the Company’s shareholders.

The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options, for shares of the Company’s Class A Common Stock; (ii) stock appreciation rights (“SARs”), either in tandem with stock options or freestanding; (iii) restricted stock; (iv) performance shares and performance units; and (v) Nationwide Value Added (“NVA”) awards, which may be paid in cash or in shares of Class A common stock (or a combination of cash and shares). Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Compensation Committee.

The LTEP provides the Compensation Committee, which administers the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive compensation. Certain awards under the LTEP are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

PERFORMANCE GRAPH

The following graph shows a comparison of the Company’s cumulative total shareholder return along with the S&P 500 Stock Index and an index of peer companies selected by the Company for the past five years. In April 2004, John Hancock Financial Services, Inc. was acquired by Manulife Financial Corporation and was thereafter not included in the old peer group. Prudential Financial, Inc. was selected to replace John Hancock Financial Servies, Inc. in the current peer group. Companies included in the current peer group are the following: Allmerica Financial Corporation; AFLAC Inc.; Hartford Financial Services Group, Inc.; Jefferson Pilot Corporation; Lincoln National Corporation; Manulife Financial Corporation; MetLife Inc.; Protective Life Corporation; Principal Financial Group; and Prudential Financial, Inc. Companies included in the peer group have business operations similar to the Company and are considered to be significant competitors to the Company.

The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the index of peer companies have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

*	Assumes $100 invested at the close of trading on December 31, 1999 in Nationwide Financial Services, Inc. Common Stock, S&P 500, Peer Group - Current and Peer Group - Old.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
NATIONWIDE FINANCIAL SERVICES, INC.	100.00	172.24	152.16	106.80	125.38	147.86
S&P 500	100.00	90.90	80.09	62.39	80.29	89.03
PEER GROUP - CURRENT	100.00	159.31	138.66	126.00	164.45	204.34
PEER GROUP - OLD	100.00	165.15	147.21	128.28	167.28	204.05

There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management and Others

Alex Shumate, a director of the Company since May 2002, is a partner of the law firm Squire, Sanders and Dempsey. His firm provided legal services to Nationwide during 2004. The amount was less than five percent of the firm’s gross revenues for its last full fiscal year.

Joseph A. Alutto, a director of the Company since May 2002, is Dean of the Fisher College of Business at The Ohio State University. His wife, Carol Newcomb, serves as the Executive Director of Executive Education at the Fisher College of Business. Nationwide paid approximately $11,500 in fees for executive training and other services to the Fisher College of Business during 2004.

Related Transactions

Intercompany Agreement

The Company, Nationwide Mutual and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the “Intercompany Agreement”). As used in this summary, “Nationwide Mutual” means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

Nationwide Mutual Consent to Certain Events

Under the Intercompany Agreement, as long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, the Company must obtain the prior written consent of Nationwide Mutual for:

♦	any consolidation or merger of NFS or any of its subsidiaries with any person (other than with a wholly-owned subsidiary);

♦	any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million;

♦	any change in the authorized capital stock of the Company or the creation of any class or series of capital stock;

♦	any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase equity securities, except:

1.	shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable for such stock,

2.	shares of Class A Common Stock issued upon the conversion of any Class B Common Stock,

3.	the issuance of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company, and

4.	in the public offering of Class A Common Stock in March 1997;

♦	the dissolution, liquidation or winding up of the Company;

♦	amendments to certain provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

♦	the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company;

♦	the declaration of dividends on any stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock;

♦	capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months;

♦	the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except certain fixed income offerings; and

♦	any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any of its committees and the filling of newly created memberships and vacancies on the Board of Directors or any of its committees.

License to Use Nationwide Name and Service Marks

The Company and certain of its subsidiaries have a license to use the “Nationwide” trade name and certain other service marks solely for the purpose of identifying and advertising the Company’s long-term savings and retirement business and related activities.

Equity Purchase Rights

To the extent permitted by the NYSE and so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation can purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

Registration Rights

Nationwide Corporation has certain demand and “piggyback” registration rights. It has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other shareholders of the Company. These rights are subject to certain “blackout” provisions.

Nationwide Mutual Agents	Nationwide Mutual allows the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents.

Exchange of Shares

In June 2002, NFS exchanged all of its shares of common stock of Gartmore Global Investments, Inc. (“GGI”) and Nationwide Securities, Inc. (“NSI”) for approximately 9.1 million shares of NFS Class B Common Stock held by Nationwide Corporation. NFS’ interests in GGI and NSI were valued at approximately $362.8 million in these transactions. A special committee of independent directors of the NFS Board of Directors reviewed and recommended approval of the transaction by the full Board of Directors, which was obtained. As required by NFS’ Restated Certificate of Incorporation, the shares Nationwide Corporation exchanged were automatically converted from Class B Common Stock to Class A Common Stock upon return to NFS. NFS has retained these Class A shares in treasury for future issuance. The GGI and NSI transactions were between related parties and have therefore been recorded at carrying value of the underlying components of the transactions rather than fair value. As a result of these transactions, NFS recorded the NFS Class A shares received as treasury stock at Nationwide Corporation’s carrying value of these shares. NFS recorded the excess of Nationwide Corporation’s carrying value of NFS shares exchanged over the carrying value of GGI and NSI, net of transaction costs, $110.4 million, as a credit to additional paid-in-capital upon closing. These transactions are intended to qualify as tax-free exchanges.

Marketing Agreement

Funds of GGI, an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2004 and 2003, customer allocations to GGI funds totaled $17.93 billion and $14.43 billion, respectively. For the years ended December 31, 2004 and 2003, GGI paid the Company $55.0 million and $42.6 million, respectively, for the distribution and servicing of these funds. In addition, the Company entered into a renewable three-year Marketing and Support Services Agreement with GGI effective June 28, 2002. Under this agreement, the Company receives quarterly fees of $1.0 million in exchange for certain specified marketing and support of GGI product offerings.

Purchase of Shares of The 401(k) Companies, Inc.

On February 5, 2002, NFS purchased from existing shareholders for $3.9 million the remaining 10% of shares of The 401(k) Companies, Inc. not owned by the Company. The shareholders primarily consisted of management and employees of The 401(k) Companies, Inc.

Purchase of Shares of TBG Insurance Services Corporation

On May 31, 2002, NFS purchased from existing shareholders an additional interest in TBG Insurance Services Corporation d/b/a TBG Financial (“TBG”), a leading COLI producer, for $40.7 million. The shareholders primarily consisted of management and employees of TBG. This additional investment increased NFS’ ownership of TBG to 63%. As a result of the acquisition of these additional shares, the results of TBG are included in the consolidated financial statements of the Company beginning May 31, 2002.

Servicing Agreement Related to Market Street Fund

In connection with the Company’s acquisition of Provident Mutual Life Insurance Company as of October 1, 2002 (the “Nationwide Financial Network (“NFN”) acquisition”), the Company entered into a servicing agreement with GGI related to the Market Street Fund reorganization. Under the servicing agreement, the Company received a payment of $3.9 million from GGI, which represented the fair value of the underlying intangibles at the date of the transaction.

Group Annuity and Life Insurance Contracts

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $5.97 billion and $5.42 billion as of December 31, 2004 and 2003, respectively. Total revenues from these contracts were $142.2 million, $143.4 million and $148.7 million for the years ended December 31, 2004, 2003 and 2002, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $109.2 million, $114.1 million and $115.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties who are similarly situated.

In connection with the demutualization of NFN, certain NFN benefit plans that hold investments in group annuity contracts issued by NFN received 1,071,721 shares of NFS Class A Common Stock, all of which have been sold as of December 31, 2003, including 671,426 shares that were sold in 2003.

Savings Plan

The 401(k) Companies, Inc., a wholly-owned subsidiary of the Company, serves as the administrator of certain defined contribution plans sponsored by Nationwide Mutual and its affiliates. Total revenues reported by The 401(k) Companies, Inc. related to these administration services totaled $2.9 million, $2.7 million and $2.9 million during 2004, 2003 and 2002, respectively, and are included in the total revenue amounts described under Group Annuity and Life Insurance Contracts above.

Federal Income Taxes

Through September 30, 2002, the Company filed a consolidated federal income tax return with Nationwide Mutual. As a result of the NFN acquisition, which reduced Nationwide Corporation’s economic ownership in the Company from 79.8% to 63.0%, NFS and its subsidiaries no longer qualify to be included in the Nationwide Mutual consolidated federal income tax return. The members of the Nationwide Mutual consolidated federal income tax return group participated in a tax sharing arrangement, which provided, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed. Beginning October 1, 2002, NFS files a consolidated federal tax return with its non-life insurance company subsidiaries. Total payments to (from) Nationwide Mutual were $37.4 million, $(0.2) million and $47.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. Payments made in 2004 and 2003 related to tax years prior to deconsolidation.

Modified Coinsurance Agreements

Nationwide Life has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life’s accident and health business not ceded to unaffiliated reinsurers is ceded to Nationwide Mutual on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual for the years ended December 31, 2004, 2003 and 2002 were $335.6 million, $286.7 million and $325.0 million, respectively, while benefits, claims and expenses ceded were $336.0 million, $247.5 million and $328.4 million, respectively.

Amended and Restated Cost Sharing Agreement

Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual provides to those subsidiaries certain operational and administrative services, such as investment management, advertising, personnel and general management services. Expenses covered by such agreement are subject to allocation among Nationwide Mutual and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies and that are within industry guidelines and practices. In addition, Nationwide Services Company, LLC, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2004, 2003 and 2002, the Company made payments to Nationwide Mutual and Nationwide Services Company, LLC totaling $221.7 million, $186.8 million and $146.1 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

Marketing Allowance Agreement

Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $23.2 million, $24.8 million and $24.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Leases

The Company leases office space from Nationwide Mutual and certain of its subsidiaries. For the years ended December 31, 2004, 2003 and 2002, the Company made lease payments to Nationwide Mutual and its subsidiaries of $18.4 million, $18.0 million and $20.8 million, respectively.

Repurchase Agreement

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus interest. As of December 31, 2004 and 2003, the Company had no borrowings from affiliated entities under such agreements. During 2004, 2003 and 2002, the most the Company had outstanding at any given time was $227.7 million, $126.0 million and $224.9 million, respectively, and the amounts the Company incurred for interest expense on intercompany repurchase agreements were immaterial. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained from unaffiliated parties.

Cash Management Agreement

The Company and various affiliates entered into agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $641.3 million and $761.4 million as of December 31, 2004 and 2003, respectively, and are included in short-term investments on the Company’s consolidated balance sheets. For each of the years in the three-year period ending December 31, 2004, the Company paid NCMC fees totaling less than $0.1 million under this agreement.

Online Brokerage Software Application

The Company and an affiliate are currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $5.3 million and $1.6 million for the years ended December 31, 2004 and 2003, respectively.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the Audit Committee charter, the Audit Committee has appointed KPMG LLP as independent auditors of the Company for the year ending December 31, 2005. KPMG LLP has served as independent auditors of the Company since before the Company’s initial public offering in 1997. Although shareholders’ ratification of this appointment is not required, the Board of Directors requests ratification by the shareholders of the Company. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents fees for services rendered by KPMG LLP to the Company and its subsidiaries for the years ended December 31, 2004 and 2003.

PRINCIPAL ACCOUNTING FEES AND SERVICES TABLE

	2004	2003
Audit Fees	$5,590,900	$3,035,781
Audit Related Fees[1]	925,313	611,966
Tax Fees[2]	192,945	35,700
All Other Fees	—	—

Total Fees	$6,709,158	$3,683,447

[1]	Audit related fees were principally for reports on internal controls (Statement on Auditing Standards (“SAS”) No. 70, Service Organizations), financial statement audits of employee benefit plans, consultations with management regarding the accounting treatment of transactions or potential impact of rulings prescribed by the SEC, FASB or other accounting standard setting bodies, and other audit related agreed-upon procedures reports.

[2]	Tax fees were for tax consultation of federal tax issues resulting from IRS examination, assistance with IRS or other taxing authority audits, and activities such as tax planning and preparing tax returns to be filed with various taxing authorities.

The Audit Committee of the Company has adopted the following pre-approval policies and procedures for services provided by the independent auditors.

Types of Services and Audit Committee Pre-approval

There are four categories of services the independent auditor may provide NFS and its subsidiaries as follows:

Audit Services	Audit services include activities that directly relate to the issuance of the auditors’ report on the various legal entities that are audited within NFS and its subsidiaries. Each year the independent auditor submits to the Audit Committee a list of audit reports that will result from the annual audit. An audit fee is estimated and presented to the Audit Committee that specifically relates to these deliverables. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting for any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President-Chief Finance and Investment Officer. The Office of the Executive Vice President—Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No audit may be performed on NFS and its subsidiaries without the pre-approval of the Audit Committee.

Audit Related Services	Audit related services include those activities performed by the independent auditor that are indirectly related to the financial statement audits but are not required to enable the auditor to form its opinion on those financial statements. Each year the independent auditor submits to the Audit Committee a list of audit-related reports (e.g., SAS 70 reports) that management has requested. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting of any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Chief Finance and Investment Officer. The Office of the Executive Vice President—Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No audit related services may be performed within NFS and its subsidiaries without the pre-approval of the Audit Committee.

Tax Services	Each year the independent auditor submits to the Audit Committee a list of tax services (e.g., IRS examination assistance) that management has requested, if any. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting of any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Chief Finance and Investment Officer. The Office of the Executive Vice President—Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No tax work may be performed in NFS and its subsidiaries that is not pre-approved by the Audit Committee.

Non-Audit Services	Each year the independent auditor will submit to the Audit Committee a list of non-audit reports (e.g., internal control letter not required by a regulatory body) that management has requested, if any. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting of any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Chief Finance and Investment Officer. The Office of the Executive Vice President—Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No non-audit related services may be performed within NFS and its subsidiaries without the pre-approval of the Audit Committee.

A list of prohibited services follows:

♦	bookkeeping or other services related to the accounting records or financial statements of NFS and its subsidiaries;

♦	financial information systems design and implementation;

♦	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

♦	actuarial services;

♦	internal audit outsourcing services;

♦	management functions or human resources;

♦	broker or dealer, investment advisor, or investment banking services;

♦	legal services and expert services unrelated to the audit; and

♦	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The services provided by the independent auditor as sub-contractor to any vendor of NFS and its subsidiaries (e.g., attorney, consultant, etc.) are subject to this policy and pre-approval process.

Monitoring and Reporting

The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters it pre-approved. The Executive Vice President — Chief Finance and Investment Officer tracks all fees paid to the independent auditors for all services.

The Board of Directors recommends that shareholders vote

“FOR” the ratification of KPMG LLP as independent auditors

of the Company for the year ending December 31, 2005.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and disclosure controls. It is also responsible for establishing and reviewing annually the policy regarding the engagement of the independent auditors and overseeing the work of the Company’s independent auditors. The Audit Committee is composed of four directors, each of whom is independent as defined by the NYSE listing standards and the rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls, disclosure controls and financial reporting process. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), issuing a report thereon and expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to appoint, terminate, compensate and oversee the work of the Company’s independent auditors who report to the Audit Committee and to assist the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and services of the independent auditors and the performance of the Company’s internal auditors and independent auditors.

The Audit Committee has approved a procedure for the submission, retention and treatment of concerns or complaints regarding accounting, internal accounting controls or auditing matters and the Company has established both general procedures for registering such concerns and an anonymous, toll free phone number for employee concerns on such matters. Concerns or complaints may be submitted to the Company’s Office of Ethics and Business Practices by telephone (888-422-4646), in writing (Office of Ethics and Business Practices, P.O. Box 182653, Columbus, Ohio 43218-2653) or by facsimile (614-249-8442). The Office of Ethics initiates an investigation of each complaint received about accounting, internal controls or auditing matters. Each such complaint and the investigation’s findings are reported to the Audit Committee.

In connection with its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2004 with management and KPMG LLP. It also received reports from the Company’s management and internal auditors on the adequacy of the Company’s internal controls, disclosure controls and internal auditing methods and procedures. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The Audit Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with KPMG LLP its independence.

Based upon the Audit Committee’s discussions and the review of the materials referred to above with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited condensed consolidated financial statements, excluding the related footnotes, be included in the Company’s Annual Report to Shareholders for the year ended December 31, 2004 and the audited consolidated financial statements, including the related footnotes, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Nationwide Financial Services, Inc. Audit Committee

James G. Brocksmith, Jr., Chairman

Keith W. Eckel

Lydia M. Marshall

Gerald D. Prothro

PROPOSALS BY SHAREHOLDERS FOR THE 2006 ANNUAL MEETING

The Company’s Amended and Restated Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a shareholder must give written notice to the Secretary of the Company (containing certain information specified in the Amended and Restated Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company’s Proxy Statement in connection with the last Annual Meeting of Shareholders. A copy of the Amended and Restated Bylaws may be obtained by submitting a request to the Company. Requests should be addressed to Lynn Early, Governance Director, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 249-7643 with any questions.

Rule 14a-4 under the Securities Exchange Act of 1934, as amended, allows the Company to use discretionary voting authority to vote on matters coming before an Annual Meeting of Shareholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders or the date specified by an advance notice provision in the Company’s Amended and Restated Bylaws. The Company’s Amended and Restated Bylaws contain an advance notice provision as described above. For the Company’s Annual Meeting of Shareholders expected to be held on May 3, 2006, shareholders must submit such written notice to the Secretary of the Company not earlier than December 28, 2005 and not later than January 27, 2006.

These requirements are separate and apart from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended. For purposes of the Company’s 2006 Annual Meeting, any shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement must submit such proposal to the Secretary of the Company on or before November 28, 2005.

OTHER MATTERS

The Board knows of no further business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting of Shareholders. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including consolidated financial statements, footnotes and financial statement schedules, but excluding exhibits, will be made available without charge to the shareholders. Requests should be addressed to Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331 with any questions.

The Company files Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other reports electronically with the SEC which are available on the SEC website (http://www.sec.gov). The Company also makes available on its website (http://www.nationwidefinancial.com), under the SEC Filings subsection of the Investor Relations area of the website, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.

March 28, 2005

Appendix A

INDEPENDENCE STANDARDS FOR DIRECTORS

In order for a director to be “independent” for purposes of service on the Nationwide Financial Services, Inc. (“NFS”) Board of Directors, the Board must determine that he or she has no material relationship with NFS (either directly or as a partner, shareholder or officer of an organization that has a relationship with NFS). The Board has established these categorical standards to assist the Board in making determinations of director independence. For purposes of applying these standards, the Board will look back at relationships within the three years preceding the date of the Board determination.

The Board has established the following categorical standards based on the final Corporate Governance Rules of the New York Stock Exchange:

1.	A director will not be independent if, within the preceding three (3) years, he or she was an employee of NFS, other than as an interim executive officer.[1]

2.	A director will not be independent if he or she has received more than $100,000 during any twelve-month period within the preceding three years in direct compensation from NFS, other than compensation for service as an interim executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension or deferred compensation is not contingent in any way upon continued service.

3.	A director will not be independent if he or she is a current partner or employee of a firm that is the internal or external auditor of NFS or was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

4.	A director will not be independent if, within the preceding three (3) years, he or she was employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

5.	A director will not be independent if he or she is currently an employee of a company that, within any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[2]

6.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been an executive officer of NFS.

7.	A director will not be independent if an immediate family member of the director has received more than $100,000 during any twelve-month period within the preceding three calendar years in direct compensation from NFS, other than compensation received for service as an employee other than an executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension and deferred compensation is not contingent in any way upon continued service.

8.	A director will not be independent if his or her immediate family member is (1) a current partner in a firm which is the internal or external auditor of NFS, (2) a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (3) was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

A-1

[1]	The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.
[2]	Contributions to tax exempt organizations shall not be considered payments for this purpose.

9.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

10.	A director will not be independent if an immediate family member of the director is currently an executive officer of a company that, in any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[2]

In addition, the Board has established the following supplemental categorical standards:

11.	A director will not be independent if he or she (or his or her spouse) has received more than $100,000 during any twelve-month period within the preceding three calendar years in “indirect” compensation attributable to payments received from NFS for services provided by his or her employer or any advisory firm in which the director is a partner or has a greater than 10% equity or voting interest (whether or not the director personally provided the service).

12.	A director will not be independent if he or she, or a member of his or her immediate family, is an executive officer, director or trustee of a foundation, educational institution, charity or other tax exempt organization that receives, or has received, from NFS or any other Nationwide entity (including Nationwide Foundation), within any of the preceding three (3) years, discretionary contributions, grants or endowments in any single fiscal year exceeding the greater of $100,000 or 1% of consolidated gross revenues received by the tax exempt organization in that fiscal year.

In addition, contributions made by NFS to any tax exempt organization in which a director serves as an executive officer shall be disclosed in the annual proxy statement if, within the preceding three (3) years, contributions in any single fiscal year from NFS to the organization exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

13.	A director will not be independent if he or she, or a member of his or her immediate family is an executive officer, partner or greater than 10% owner of a company that is indebted to NFS, or to which NFS is indebted, and the total amount of indebtedness of either company to the other exceeds 1% of the total consolidated assets of the other company.

14.	A director of NFS who is also a director of an affiliate of NFS will be considered independent if he or she meets the standards set forth above for both NFS and the affiliate.

For purposes of these categorical standards, references to “NFS” means NFS, its subsidiaries and Nationwide Mutual Insurance Company and Nationwide Corporation, as its parents.

For the purposes of these categorical standards, “immediate family” or “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. In applying the three-year “look-back” provisions of these categorical standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated shall not be considered.

For relationships not covered by these guidelines, the members of the Board of Directors who meet the independence guidelines set forth above shall determine whether the relationship is material or not. NFS shall explain in the next annual proxy statement the basis for the determination that any such relationship is immaterial.

Approved on December 8, 2004

A-2

[2]	Contributions to tax exempt organizations shall not be considered payments for this purpose.

Appendix B

Audit Committee Charter

NATIONWIDE FINANCIAL

CHARTER OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors of Nationwide Financial Services, Inc. (“the Company”). The Audit Committee’s purposes are to engage and oversee the Company’s independent auditors and to assist the Board in its oversight of:

(1)	The integrity of the Company’s financial statements;
(2)	The Company’s compliance with legal and regulatory requirements, including requirements of the Securities Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”);
(3)	The qualifications, independence, and services of the independent auditors; and
(4)	The performance of the Company’s internal auditors and independent auditors.

The Audit Committee will also prepare an annual report to the shareholders for inclusion in the Company’s proxy statement in accordance with the rules of the SEC.

The Audit Committee shall meet at least four times per year and more frequently as circumstances require.

Committee Membership

The Committee shall be comprised of at least three Directors, elected by the Board of Directors. Each member of the Committee shall be independent, as determined by the Board in accordance with the requirements of the SEC, the NYSE, and policies of the Company. All Audit Committee members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. One or more members of the committee shall have accounting or related financial management expertise. Members of the Audit Committee shall receive no compensation from the Company other than compensation as Directors for their services as members of the Board and its committees.

Committee Authority and Activities

The Audit Committee’s responsibilities fall into five categories of activities as described below:

Authority and Committee Governance Activities:

1.	Provides an open avenue of communication between the internal auditors, the independent auditors, and the Board of Directors.

2.	Reviews annually and, if necessary, updates the charters of the Audit Committee and internal audits, submitting the Audit Committee charter to the Board of Directors for approval and posting the charter on the Company’s website.

3.	Receives reports from management and independent auditors as requested by the Audit Committee or required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002 and the listing requirements of the NYSE.

4.	Receives and considers the regular reports of management regarding the establishment and quarterly and annual assessments of internal controls and disclosure controls required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls.

5.	Establishes procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including a process for the receipt of anonymous, confidential concerns submitted by employees regarding questionable accounting or auditing matters.

6.	Meets separately and periodically with management, internal auditors, and independent auditors.

7.	Conducts an annual performance evaluation of the Audit Committee, consistent with the listing standards of the NYSE.

Engagement and Oversight of Independent Auditors:

8.	Appoints, terminates, compensates, and oversees the work of the Company’s independent auditors, who shall report to the Committee, including resolution of disagreements with management regarding financial reporting.

9.	Reviews and approves the scope and plan of the annual audit by independent auditors.

10.	Establishes and annually reviews the Company policy regarding engagement of independent audit firms, and approves all audit and non-audit services (and related fees) as required by law performed by independent auditors pursuant to the Company policy.

11.	At least annually, obtains and reviews a report by the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry board investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

12.	Reviews with the independent auditors any audit problems or difficulties and management’s response.

13.	Sets hiring policies for Company employment of current or former independent auditor employees.

14.	Monitors the assignment and required rotation of the independent auditor lead engagement and review partners.

Oversight of Financial Reporting Activities:

15.	Meets to review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including review of the Company’s specific disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations.”

16.	Discusses earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

17.	Reviews timely with management and the independent auditors:

a.	The audit of the financial statements of the Company and the independent auditors’ reports thereon;

b.	The independent auditors’ report regarding (1) judgments about the quality and appropriateness of the Company’s critical accounting policies and practices as applied in its financial reporting, (2) the auditor’s opinion regarding alternative treatments of financial information within GAAP, the ramifications of each treatment, and the auditors preferred treatment, and (3) material written communications between the auditor and management; and

c.	Any related significant findings and recommendations of the independent auditors together with management’s responses thereto.

Oversight of Internal Audit Function:

18.	Ensures the Company establishes and maintains an effective internal audit function, including review and concurrence in the appointment, replacement, reassignment, or dismissal of the Senior Vice President—Internal Audits.

19.	Considers and reviews with management and the Senior Vice President—Internal Audits:

a.	Significant findings during the year and management’s responses thereto;

b.	The adequacy of the company’s internal controls including computerized information system controls and security;

c.	Any changes required in the planned scope of the internal audit plan and any difficulties encountered in the course of internal audits, including any restrictions on the scope of their work or access to required information; and

d.	The internal audits department budget and staffing.

20.	Reviews with the Senior Vice President—Internal Audits and the independent auditors the coordination of audit effort to review completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

Other Activities:

21.	Engages and compensates independent counsel and other advisers as the Audit Committee determines is necessary to carry out its duties.

22.	Discusses policies with respect to risk assessment and risk management.

23.	Reviews with management the results of the Company’s monitoring of compliance with the conflict of interest policy, waivers of that policy, and required disclosure of such waivers.

24.	Reviews management’s assessment of the adequacy of the Company’s compliance systems and controls.

25.	Reviews management’s assessment of legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs, and reports received from regulators.

26.	Reviews policies and procedures with respect to officers’ expense accounts and perquisites, including use of corporate assets, and considers the results of any review of this area by internal audits.

27.	Maintains minutes of meetings and reports actions of the Committee to the Board regularly.

The above list represents examples of actions the Audit Committee may take in fulfilling its responsibilities.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

Adopted	November 3, 2004.

G-9239-3B

A vote FOR proposals 1 and 2 is recommended by the Board of Directors.

									Mark Here for Address Change or Comments	☐
									PLEASE SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
1.	Election of Class II Directors.	☐	☐	2.	Ratification of the Appointment of KPMG LLP as Independent Auditors of the Company for the year ending December 31, 2005.	☐	☐	☐

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each director listed and FOR ratification of the appointment of KPMG LLP as auditors.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 28, 2005.

This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

	Nominees:
	01 Joseph A. Alutto
	02 Donald L. McWhorter
	03 Arden L. Shisler
	04 Alex Shumate

	To withhold authority to vote for any nominee, strike a line through the nominee’s name.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù Detach here from proxy voting card. Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet or telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/nfs		Telephone 1-866-540-5760		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you are acknowledging receipt of the Notice of Annual Meeting of

Shareholders, the Proxy Statement and of the Company’s Annual Report

for 2004, and you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.nationwidefinancial.com

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2005

P R O X Y

The undersigned hereby constitutes and appoints James G. Brocksmith, Jr., Gerald D. Prothro and Martha Miller de Lombera, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 4, 2005, at 1:30 P.M., Eastern Time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed on the reverse side)

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù Detach here from proxy voting card. Ù

ANNUAL MEETING OF SHAREHOLDERS

OF

NATIONWIDE FINANCIAL SERVICES, INC.

May 4, 2005

1:30 P.M. Eastern Time

One Nationwide Plaza

Columbus, Ohio

AGENDA

•	ELECTION OF CLASS II DIRECTORS

•	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2005

•	CONDUCT ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING